Exhibit 10.1

8301 GREENSBORO DRIVE, MCLEAN, VA

1710 SAIC DRIVE, MCLEAN, VA

1707 SAIC DRIVE, MCLEAN, VA

1709 SAIC DRIVE, MCLEAN, VA

* * *

PURCHASE AND SALE AGREEMENT

BETWEEN

CAMPUS POINT REALTY CORPORATION,

AS SELLER

AND

MRP-I ACQUISITION A, L.L.C.

AS PURCHASER

* * * * * * *

DATED AS OF MAY 3, 2013

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A –	Legal Descriptions
Exhibit B –	Escrow Agreement
Exhibit C –	Form of Special Warranty Deed
Exhibit D –	Form of Bill of Sale
Exhibit E –	Form of Assignment and Assumption Agreement
Exhibit F –	Form of Certificate of Non-Foreign Status
Exhibit G –	Form of Tenant Notification Letter
Exhibit H –	Form of Owner’s Affidavit

SCHEDULES

Schedule 1.4	–	Leases
Schedule 1.5	–	Security Deposits
Schedule 2.3	–	Development Approvals Schedule [To be delivered post-execution.]
Schedule 2.4	–	Development Team Members
Schedule 3.1.4	–	Discounted Purchase Price Table for Office Space
Schedule 3.2.4	–	Deposit Release Schedule
Schedule 5.1	–	Property Information
Schedule 7.1.3	–	Litigation
Schedule 7.1.10	–	Violations of Law
Schedule 7.1.11	–	Environmental Materials

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2013 (the “Effective Date”), by and between CAMPUS POINT REALTY CORPORATION, a California corporation (“Seller”), and MRP-I Acquisition A, L.L.C., a Delaware limited liability company (“Purchaser”).

ARTICLE 1 PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1 Land. Seller’s fee simple interest in and to all of those certain tracts of land situated in Fairfax County (the “County”), Virginia, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such tracts of land, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips or gores, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all development rights currently or at any time in the future (whether before or after each applicable Closing (as defined below)) allocated or allocable to such land, (iv) covenants, easements, privileges, and hereditaments belonging or appurtenant to such land, whether or not of record, and (v) all access, air, water, riparian, development, utility, and solar rights now or hereafter allocated or allocable to such land (collectively, the “Land”).

1.2 Improvements. Four (4) free standing office buildings located on the Land, known as (i) 8301 Greensboro Drive, consisting of approximately 305,000 square feet of improvements (the “8301 Greensboro Building”); (ii) 1710 SAIC Drive, consisting of approximately 296,993 rentable square feet of improvements (“Tower 1”); (iii) 1707 SAIC Drive, consisting of approximately 181,252 rentable square feet of improvements (“Tower 3”); and (iv) 1709 SAIC Drive, consisting of approximately 128,341 rentable square feet of improvements (“Tower 2”), and all other improvements and structures currently located on the Land (the 8301 Greensboro Building, Tower 1, Tower 2, Tower 3 and the other improvements and structures currently located on the Land being referred to collectively herein as the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to all tangible personal property owned by Seller and used exclusively in connection with the ownership, operation and maintenance of the Land and any Improvements located thereon included with any Block (as hereinafter defined) or any Development Site (as hereinafter defined), as applicable (collectively, the “Personal Property”), including, without limitation, mechanical systems, fixtures, machinery and equipment, maintenance equipment and tools, if any, and pylons and other signs situated on or at the Land or Improvements, if any.

1.4 Leases. Seller’s right, title and interest in all leases with tenants or other persons or entities leasing all or any portion of the Improvements, if any (collectively, the “Leases”), a current list of which is attached hereto as Schedule 1.4.

1.5 Security Deposits. Seller’s right, title and interest in all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof, if any, a current list of which is attached hereto as Schedule 1.5.

1.6 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.

1.7 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, development rights, entitlements and governmental approvals which relate to the Land, Improvements, Personal Property, or Leases, to the extent assignable (collectively, the “Permits”).

1.8 Intangibles. Seller’s right, title and interest, if any, in and to the name “Solutions Plaza”.

ARTICLE 2 DEVELOPMENT APPROVALS

2.1 Rezoning Application and Conceptual Development Plan. Seller and Purchaser acknowledge and agree that they will not be seeking approval of the rezoning application and conceptual development plan for the Land which was submitted to the County on October 1, 2010 and resubmitted to the County on July 17, 2012 (the “Old Rezoning Application”). Instead, Seller submitted to the County a new rezoning application (the “New Rezoning Application”), including a conceptual development plan (including any amendments thereto to the extent permitted under the terms of this Agreement, “Conceptual Development Plan” or “CDP”) for the Land and a proposed set of proffers (“Proposed Proffers”). The New Rezoning Application, including the Proposed Proffers and the CDP, and any and all amendments thereto, shall hereinafter be referred to as the “Rezoning”. The Rezoning seeks the County’s approval for rezoning the Land so as to permit development of a mixed use project thereon containing residential, hotel, office and ancillary retail components. Subject to the terms set forth below in this Agreement, Seller and Purchaser contemplate that the Land, exclusive of the portion of the Land upon which Tower 1, Tower 2 and Tower 3 are located (such portion of the Land being hereinafter referred to as “Block F”), will be divided into four (4) blocks (Block F and each such block being individually referred to herein as a “Block” and, collectively, as the “Blocks”), with, in some instances, a Block (exclusive of Block F) being further divided into separate development sites (each, a “Development Site” and, collectively, the “Development Sites”), and developed as follows:

Block	Development Site	Residential Floor Area Density (“RFAR”)	Commercial Floor Area Density (“Commercial FAR”)
Block A	A1	389,000 sq. ft.	8,000 sq. ft. (retail)

Block A	A2	N/A	335,000 sq. ft. (hotel)

Block B	B1	494,000 sq. ft.	11,000 sq. ft. (retail)

Block B	B2	443,000 sq. ft.	7,000 sq. ft. (retail)

Block C	C1	N/A	383,000 sq. ft. (office) 23,000 sq. ft. (retail)

Block C	C2	N/A	355,000 sq. ft. (office) 15,000 sq. ft. (retail)

Block E	E1	N/A	324,500 sq. ft. (office) 12,000 sq. ft. (retail)

Block E	E2	N/A	340,000 sq. ft. (office) 18,000 sq. ft. (retail)

Notwithstanding anything to the contrary in the foregoing, Seller and Purchaser each acknowledge that the density numbers set forth on the table above are for illustration purposes only and are reflective of the CDP submitted as part of the New Rezoning Application, and that such numbers may change from time to time with respect to the density for each Block and Development Site as well as the allocations of RFAR and Commercial FAR in any given Block and Development Site and the permitted commercial uses and allocations of Commercial FAR for such permitted use (i.e., the Commercial FAR, if any, allocated for hotel, office and retail within any given Block or Development Site) through subsequent amendments of the CDP or final development plans for a particular Block or Development Site. Purchaser shall have sole authority to seek approval from the County of and implement any changes to such density or use subject to and in accordance with Section 2.3 below.

2.2 Intentionally Omitted.

2.3 Development Approvals. As quickly as possible, Purchaser will prepare and deliver to Seller for its approval a schedule (the “Development Approvals Schedule”) for obtaining the following approvals required for the development of each Block and each Development Site within a Block, as applicable, to the extent not previously obtained (collectively, the “Development Approvals”): (i) approval of the Rezoning and associated proffers (the “Rezoning Approval”); (ii) approval of subdivision plats and recordation of a deed of subdivision, either through the formal subdivision process or through a lot line adjustment (the

“Subdivision Approvals”); and (iii) approval of final development plan(s) for the applicable Block or Development Site within a Block (each a “Final Development Plan Approval”). Seller agrees not to unreasonably delay, condition or deny its approval in connection with its review of such Development Approvals Schedule, and Purchaser and Seller agree to use good faith and diligent efforts to complete and agree upon such schedule as quickly as possible but in no event later than the end of the Study Period. Once such Development Approvals Schedule has been mutually agreed upon in writing by Purchaser and Seller, the Development Approvals Schedule will be attached hereto as Schedule 2.3.

From and after the Effective Date, Purchaser shall have sole authority for seeking and/or submitting the Development Approvals and any amendments or modifications thereof as provided in more detail below in this Section 2.3. Purchaser shall use commercially reasonable efforts to obtain the Development Approvals for each Block and each Development Site within a Block, as applicable, as quickly as possible from and after the Effective Date and otherwise in accordance with the Development Approvals Schedule; provided, however, that Purchaser shall have sole authority to seek the amendment of the Conceptual Development Plan, any final development plan and any subdivision plat for any Block or Development Site as permitted under the terms of this Agreement before Development Approvals have been obtained for such plans or plats or at any time thereafter, and in connection therewith Purchaser shall have the right to amend the Development Approvals Schedule to reflect and take into account such changes. In seeking the Development Approvals, Purchaser shall use commercially reasonable efforts to obtain approval to construct on each Block and each Development Site within a Block, as applicable, at least the aggregate amount of RFAR and Commercial FAR, as applicable, for each Block and each Development Site within a Block or portion thereof, as applicable, shown on the table in Section 2.1 hereof (subject to any modifications thereof permitted under the terms of this Agreement); and, further provided that where a Block or a Development Site within a Block, as applicable, is to be developed for residential use, Purchaser shall use good faith efforts to obtain approval to construct the maximum economically feasible number of residential units on such Block or such Development Site as determined by Purchaser in its sole but good faith discretion; provided, however that such units shall not exceed a maximum average unit size of 1,000 gross square feet. Except as set forth in Section 2.5 below, Purchaser shall be solely responsible for all costs and expenses incurred by Purchaser in seeking the Development Approvals. Seller shall, at no material out-of-pocket cost or expense to Seller from and after the Effective Date, cooperate with and assist Purchaser with its efforts to obtain the Development Approvals. During the term of this Agreement, Purchaser shall keep Seller apprised of its progress in obtaining such Development Approvals and shall provide Seller with copies of its submissions to the County. Seller may make suggestions to Purchaser regarding the manner in which Purchaser elects to pursue the Development Approvals for each Block and each Development Site within a Block, as applicable; provided however, that except as set forth below in this Section 2.3, Seller shall not have any control or decision-making rights in connection therewith and Purchaser shall not be required to follow Seller’s suggestions. Without limiting the generality of the authority afforded to Purchaser in connection with obtaining the Development Approvals, but for the purpose of clarification, Seller agrees that Purchaser and Purchaser’s Representatives shall have the sole right to meet with officials and staff from the County and other applicable governmental authorities at any time regarding the Development Approvals; provided, however, that Purchaser or Purchaser’s Representatives shall use commercially reasonable efforts to give Seller at least two (2) Business Day’s prior notice of any meetings with public bodies (as defined in Section

2.2-3701 of the Virginia Code) relating to Purchaser’s efforts to obtain the Development Approvals so as to permit Seller’s representatives the opportunity to attend such meetings (it being agreed that Seller shall not send more than two (2) representatives to such meetings).

Notwithstanding anything to the contrary in the paragraph above in this Section 2.3, in seeking the Development Approvals for each Block and each Development Site within a Block, as applicable, Purchaser shall have the right, without the consent of Seller, to: (i) seek the amendment or modification of the Development Approvals to increase, lower and/or reallocate the density of each Block and each Development Site within a Block; (ii) seek changes in the uses between residential, office, hotel and retail and the allocation of RFAR and Commercial FAR designated for a Block or a Development Site within a Block (including, the conversion of Commercial FAR to RFAR and vice versa with respect to any Block or Development Site within a Block); (iii) seek changes in the amount and location of parking and the location of parks and common areas within each Block or each Development Site within a Block; (iv) seek to modify the number of residential, office or hotel buildings and/or the type of residential buildings (e.g., changes from mid-rise to town house or general multifamily apartments) within any given Block or Development Site; and (v) implement any change to the CDP or any final development plan for any Block or Development Site within a Block requested by the County or other governmental authority (each such action in the immediately preceding clauses (i) through (v) being hereinafter referred to as a “Development Approval Modification”); provided, however, Purchaser acknowledges and agrees that Purchaser may not, without the prior consent of Seller (which consent Seller may grant or deny in its reasonable discretion), seek any Development Approval Modification if such Development Approval Modification would (a) result in a material reduction in the aggregate combined amount of Commercial FAR and RFAR to be developed on the Land in accordance with the table set forth in Section 2.1 above, (b) result in a material delay in obtaining the Development Approvals for any Block or any Development Site within a Block, as applicable, provided that “material delay” shall only include a material delay in the Development Approvals Schedule for which the Purchaser is directly responsible, and shall not include any delay that is caused by Fairfax County Staff, or any County or Commonwealth agency, board or commission in the ordinary course of their review and approval of the Rezoning, (c) result in the transfer of any RFAR and/or any Commercial FAR from any Block or any Development Site within a Block, as applicable, for which a Closing has not occurred hereunder to any Block or any Development Site within a Block, as applicable, for which a Closing has previously occurred hereunder without payment by Purchaser to Seller of the purchase price for such transferred RFAR and/or Commercial FAR in accordance with Article 3 below, (d) except to the extent required by the County or set forth in the SAIC Declaration (as defined below), result in the shifting of any proffer obligations from any Block or any Development Site within a Block, as applicable, for which a Closing has previously occurred hereunder to any Block or any Development Site within a Block, as applicable, for which a Closing has not occurred hereunder, or (e) except to the extent required by the County or set forth in the SAIC Declaration, result in the addition of any new proffer obligations on any Block or any Development Site within a Block, as applicable, for which a Closing has not occurred hereunder, which obligations would have a material adverse and disproportionate effect on such Block or Development Site. In the event Purchaser seeks Seller’s consent, but Seller fails to respond in writing approving or denying with specificity within ten (10) days after Seller’s receipt of Purchaser’s request for approval, Seller shall be deemed to have approved such request.

Notwithstanding anything to contrary contained in this Agreement, if, at any time after the end of the Study Period during the course of seeking the Development Approvals for any Block or any Development Site within a Block, as applicable, either (i) the Dittmar Company (“Dittmar”) or any other third party files an appeal of the approval of the Rezoning or any subsequent modifications thereto made in accordance with this Article 2 and such appeal is not finally resolved in a manner reasonably acceptable to Purchaser within one (1) year from the date of such the filing, (ii) the County requires a material change in the Proposed Proffers, or (iii) Purchaser reasonably determines that the County will not issue such Development Approvals in a form sufficient to allow Purchaser to develop such Block or such Development Site within a Block, as applicable, in a manner that is in material compliance with the Conceptual Development Plan agreed upon by Seller and Purchaser prior to the end of the Study Period (subject to subsequent modifications thereof permitted under the terms of this Agreement), Purchaser may, as its sole and exclusive remedy in each such case, terminate this Agreement as to all Blocks and all Development Sites within any Blocks for which a Closing has not previously occurred hereunder by sending written notice thereof to Seller. Upon Seller’s receipt of such termination notice from Purchaser, this Agreement shall terminate as to all Blocks and all Development Sites within any Blocks for which a Closing has not previously occurred hereunder, the Deposit (as hereinafter defined) (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 below, any remaining portion of the Deposit) shall be returned to Purchaser, and neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement.

2.4 Development Team Members. Seller acknowledges and agrees that Purchaser may continue to utilize the services of those consultants identified on Schedule 2.4 or any other consultant selected by Purchaser (each, a “Development Team Member”). Seller consents to, and waives any conflict of interest related to, Purchaser’s retention of Walsh, Colucci, Lubeley, Emrich & Walsh, PC to represent Purchaser with respect to land use and entitlements matters related to the Property and to Purchaser’s use of prior work product prepared by such law firm on Seller’s behalf in connection with the Development Approvals. A Development Team Member may be terminated or otherwise replaced by Purchaser and new consultants may be added as Development Team Members by Purchaser in Purchaser’s sole and absolute discretion. In the event of the appointment of a new Development Team Member, Purchaser shall provide Seller with prompt written notice thereof and shall identify in such notice the new Development Team Member. Seller agrees that Purchaser shall have the right to use any and all plans and materials previously prepared by the Development Team Members in connection with the Old Rezoning Application and the New Rezoning Application.

2.5 Seller Reimbursement of Third Party Development Approvals Costs. All costs and expenses payable by Purchaser to non-affiliated third parties (including, without limitation, each of the Development Team Members) in connection with Purchaser’s efforts to obtain, with respect to each of Blocks A, B, C and E and each of the Development Sites within such Blocks, approval of the Rezoning, the Final Development Plan Approval and the Subdivision Approvals for such Block or such Development Site within such Block, as applicable, at any time on or prior to the Closing (including, without limitation, in connection with costs and expenses relating to work performed prior to the Effective Date) of any such Block or any Development Site within any such Block, as applicable, are, hereinafter, collectively referred to as “Third Party Development Approvals Costs”. As the Third Party Development Approvals Costs are incurred, such Third Party Development Approvals Costs that benefit all or substantially all of Blocks A, B, C and E shall be aggregated and allocated among Blocks A, B, C and E and the Development Sites within such Blocks which have not yet been sold to Purchaser under this Agreement on a per square foot basis based upon the actual amount of RFAR and/or Commercial FAR approved (or then expected to be approved) for such Block or such Development Sites within a Block, as applicable (the “Common TPD Approval Costs”), and such Third Party Development Approvals Costs that benefit only a particular Block or Development Site within Block A, B, C or E shall be allocated solely to such Block or Development Sites within such Block (the “Site Specific TPD Approval Costs”). At the first Closing of any of Blocks A, B, C and E or any Development Site within any such Block, as applicable, occurring under this Agreement (such portion of the Property being purchased at such Closing being hereinafter referred to as the “First Development Closing Property”), Seller shall provide Purchaser with a credit against the purchase price otherwise payable by Purchaser for the First Development Closing Property in an amount (the “First Closing TPD Approvals Costs Credit”) equal to the sum of (i) the greater of (x) the amount of all Common TPD Approval Costs incurred by Purchaser up to such Closing that have been allocated to the First Development Closing Property, or (y) the lesser of (1) one-half of the total amount of all Common TPD Approval Costs incurred by Purchaser up to such Closing, without regard to how they have been allocated to any particular Block or Development Parcel within a Block, or (2) $250,000, and (ii) all Site Specific TPD Approval Costs for the First Development Closing Property. At each Closing of any of Blocks A, B, C and E or any Development Site within any such Block, as applicable, occurring under this Agreement after the Closing on the First Development Closing Property (such portion of the Property being purchased at such Closing being hereinafter referred to as the “Applicable Subsequent Development Closing Property”), Seller shall provide Purchaser with a credit against the purchase price otherwise payable by Purchaser for such Applicable Subsequent Development Closing Property in an amount (the “Applicable Subsequent Closing TPD Approvals Costs Credit”) equal to the sum of (i) the amount of all Common TPD Approval Costs incurred by Purchaser up to such Closing that have been allocated to the Applicable Subsequent Development Closing Property and (ii) all Site Specific TPD Approval Costs for the Applicable Subsequent Development Closing Property; provided, however, the Applicable Subsequent Closing TPD Approvals Costs Credit for such Closing, when added to the First Closing TPD Approvals Costs Credit and all Applicable Subsequent Closing TPD Approvals Costs Credits previously credited pursuant to this Section 2.5 against a purchase price paid by Purchaser at a Closing, shall not in any event exceed the remainder of (A) the product of $2.50 times the total square footage of RFAR and/or Commercial FAR approved (or then expected to be approved) for all of Blocks A, B, C and E, less (B) $2,000,000.

2.6 Other Costs. Following each Closing hereunder with respect to a Block or a Development Site within a Block, as applicable, Purchaser shall be solely responsible for all costs associated with the development of such Block or such Development Site within such Block in accordance with the applicable Development Approvals and the SAIC Declaration, including, without limitation, the cost of constructing any required infrastructure and the cost of complying with any proffers imposed by the County in connection with the development of such Block or such Development Site within a Block, as applicable, subject to the reimbursement rights to be set forth in the SAIC Declaration.

ARTICLE 3 PURCHASE PRICE AND DEPOSIT

3.1 Purchase Price. The purchase price payable by Purchaser to Seller for each Block or each Development Site within a Block, as applicable, shall be determined in accordance with the terms of this Section 3.1 based on the type of uses permitted on such Block or Development Site within a Block, as applicable, and shall be the aggregate of the purchase price for each such use within such Block or Development Site within a Block as set forth below. The purchase price for each Block or each Development Site within a Block, as applicable, shall be paid by Purchaser to Seller in cash at the Closing for such Block or such Development Site within a Block, as applicable, subject to adjustment as set forth in this Agreement. The purchase price for each Block or each Development Site within a Block, as applicable, shall be paid by wire transfer of immediately available funds at the Closing for such Block or such Development Site within a Block, as applicable. Notwithstanding the fact that this Section 3.1 sets forth the purchase price for each Block and, where applicable, the purchase price for each Development Site within a Block, Seller and Purchaser acknowledge and agree that it is their intent that Purchaser shall be required to purchase all of the Property in accordance with and subject to the terms and conditions of this Agreement.

3.1.1 Residential. The purchase price for any Development Site or portion thereof which is comprised of RFAR, to the extent applicable, including all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, shall include an amount equal to the sum of $45,250.00, times the number of residential dwelling units shown on such Development Site or portion thereof per the Final Development Plan Approval for such Development Site or the entire Block in which such Development Site is located (or, if Closing occurs prior to Purchaser having received the Final Development Plan Approval for such Development Site or Block in which such Development Site is located, $45,250.00, times the number of residential dwelling units proposed for construction on such Development Site or portion thereof per the Conceptual Development Plan). In seeking the Final Development Plan Approval for a Block or a Development Site which will contain RFAR, Purchaser covenants and agrees to use commercially reasonable efforts to seek approval for the construction of residential dwelling units shall have a maximum average size of 1,000 gross square feet per unit.

3.1.2 Retail. The purchase price for any Development Site or portion thereof which is comprised of Commercial FAR designated for retail use, to the extent applicable, including all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, shall include an amount equal to $28.00 per square foot for each square foot of Commercial FAR of retail space shown on such Development Site or portion thereof per the Final Development Plan Approval for such Development Site or the entire Block in which such Development Site is located (or, if Closing occurs prior to Purchaser having received the Final Development Plan Approval for such Development Site or Block in which such Development Site is located, $28.00 per square foot for each square foot of Commercial FAR proposed for construction of retail space on such Development Site or portion thereof per the Conceptual Development Plan).

3.1.3 Hotel. The purchase price for any Development Site or portion thereof which is comprised of Commercial FAR designated for hotel use, to the extent applicable, including all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, shall include an amount equal to $28.00 per square foot for each square foot of Commercial FAR of a hotel shown on such Development Site or portion thereof per the Final Development Plan Approval for such Development Site or the entire Block in which such Development Site is located (or, if Closing occurs prior to Purchaser having received the Final Development Plan Approval for such Development Site or Block in which such Development Site is located, $28.00 per square foot for each square foot of Commercial FAR proposed for construction of a hotel on such Development Site or portion thereof per the Conceptual Development Plan).

3.1.4 Office. The purchase price for any Development Site or portion thereof which is comprised of Commercial FAR designated for office use, to the extent applicable, including all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, shall include (i) if located on Block A, Block B or Block C, an amount equal to $40.00 per square foot, or (ii) if located on Block E, an amount equal to $39.50 per square foot, for each square foot of Commercial FAR of office space shown on such Development Site or portion thereof per the Final Development Plan Approval for such Development Site or the entire Block in which such Development Site is located (or, if Closing on such Development Site occurs prior to Purchaser having received the Final Development Plan Approval for such Development Site or Block in which such Development Site is located, $40.00 per square foot if located on Block A, Block B or Block C, or $39.50 per square foot if located on Block E, for each square foot of Commercial FAR proposed for construction of office space on such Development Site or portion thereof per the Conceptual Development Plan). Notwithstanding the foregoing, (a) with respect to the first Closing only of a Development Site in which such Development Site or portion thereof is comprised of Commercial FAR designated for office use, or if Purchaser closes on one or more Development Sites in which each such Development Site or portion thereof is comprised of Commercial FAR designated for office use within twelve (12) months after the First Residential Development Site Closing (as defined below), the purchase price for such Development Site or portion thereof which is comprised of Commercial FAR designated for office use, including all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, shall instead be (x) if located on Block A, Block B or Block C, an amount equal to $28.00 per square foot, or (y) if located on Block E, an amount equal to $27.50 per square foot, for each square foot of Commercial FAR approved for construction of office space on such Development Site or portion thereof per the Final Development Plan Approval for such Development Site or the entire Block in which such Development Site is located (or, if Closing on such Development Site occurs prior to Purchaser having received Final Development Plan Approval for such Development Site or Block in which such Development Site is located, $28.00 per square foot if located on Block A, Block B or Block C, or $27.50 per square foot if located on Block E, for each square foot of Commercial FAR proposed for construction of office space on such Development Site or portion thereof per the Conceptual Development Plan); (b) if Purchaser closes on any such Development Site excluding the Closing on any Development Site covered in the immediately preceding clause (a) during the period commencing on the first day of the thirteenth (13th) month after the First Residential Development Site Closing and ending on the last day of the sixtieth (60th) month after the First Residential Development Site Closing (the “Discount Period”), the purchase price for each square foot of Commercial FAR approved for construction of office space on such Development Site per the Final Development Plan Approval for such Development Site (or, if applicable, for each square foot of Commercial FAR proposed for construction of office space on such Development Site per the Conceptual Development Plan) shall be discounted for each month (or portion thereof) in advance of the expiration of the Discount Period that the Closing on such Development Site actually takes place as shown on Schedule 3.1.4 attached hereto and made a part hereof under the column labeled “First E Price” for Development Sites “E1” and “E2” and under the column labeled “C Pricing” for Development Sites “C1” and “C2”; and (c) if Purchaser simultaneously closes on Development Sites “E1” and “E2” at any time during the period commencing on the first day of the thirteenth (13th) month after the First Residential Development Site Closing and ending on the last day of the forty-eighth (48th) month after the First Residential Development Site Closing (the “Simultaneous Discount Period”), the purchase price for each square foot of Commercial FAR approved for construction of office space on Development Site “E1” per the Final Development Plan Approval for Development Site “E1” (or, if applicable, for each square foot of Commercial FAR proposed for construction of office space on Development Site “E1” per the Conceptual Development Plan) shall be discounted for each month (or portion thereof) in advance of the expiration of the Simultaneous Discount Period that the simultaneous Closing on Development Sites “E1” and “E2” actually takes place as shown on Schedule 3.1.4 attached hereto and made a part hereof under the column labeled “Second E Simultaneous Discount”.

3.1.5 Resale of RFAR. In addition to the foregoing, if Purchaser (or any affiliate of Purchaser) elects, during the four (4) year period after the Closing on a Block or a Development Site within a Block containing RFAR, as applicable, to either (a) resell all or any portion of the undeveloped RFAR for such Block or Development Site within a Block or portion thereof (as applicable, the “Undeveloped RFAR Portion”) to a third party that will develop all or a portion of the residential dwelling units to be constructed on the Undeveloped RFAR Portion per the Final Development Plan Approval applicable to such Undeveloped RFAR Portion that was obtained by Purchaser prior to Closing of such Block or Development Site within such Block (or, if the Final Development Plan Approval was not obtained for such Block or Development Site at such Closing, then the residential dwelling units to be constructed on such Undeveloped RFAR Portion per the Conceptual Development Plan) or (b) contribute the Undeveloped RFAR Portion to a partnership, limited liability company or any other entity in which Purchaser or any affiliate of Purchaser has an interest and one or more unrelated third parties has greater than a twenty-five percent (25%) interest in the aggregate (each an “Affiliated Residential Developer”) that will develop the residential dwelling units to be constructed on the Undeveloped RFAR Portion per the Final Development Plan Approval applicable to such Undeveloped RFAR Portion that was obtained by Purchaser prior to Closing of such Block or Development Site within such Block (or, if the Final Development Plan Approval was not yet obtained for such Block or Development Site at such Closing, then the residential dwelling units to be constructed on the Undeveloped RFAR Portion per the Conceptual Development Plan), then Purchaser shall (or shall cause its affiliate to), to the extent (x) the purchase price as and when received in cash by Purchaser (or its affiliate) from such third party for the Undeveloped RFAR Portion exceeds $52,500.00 per undeveloped residential dwelling unit to be constructed by such third party on such Undeveloped RFAR Portion per the Final Development Plan Approval applicable to such Undeveloped RFAR Portion that was obtained by Purchaser prior to Closing of such Block or Development Site within such Block (or, if applicable, per the Conceptual Development Plan) (the “Sale Price Threshold”) or (y) the unsubordinated initial capital contribution value received by Purchaser (or its affiliate) from such Affiliated Residential Developer for the contribution of the Undeveloped RFAR Portion exceeds the Sale Price

Threshold, pay to Seller one-half (1/2) of such excess, after first deducting from such excess: (i) any actual, documented brokerage fees payable to unaffiliated third party brokers and closing costs incurred by Purchaser (or its affiliate) in connection with such transaction; (ii) the actual carrying costs, including, without limitation, real estate taxes and insurance costs, incurred by Purchaser (or its affiliate) with respect to such Block or Development Site; and (iii) if such transaction closes more than one (1) year after the date of the Closing on the Block or Development Site containing such Undeveloped RFAR Portion (the “One Year Anniversary”), an amount equal to interest that would have accrued on Seller’s purchase price and actual carrying costs for such Block or Development Site within a Block using a twenty percent (20%) per annum interest rate, compounded semi-annually for the period from and after the One Year Anniversary of such Block or Development Site within a Block through the date of the closing of such transaction. Such amount shall be payable by Purchaser (or its affiliate) to Seller within five (5) Business Days following Purchaser’s or its affiliate’s closing of the sale described above in clause (x) of this Section or the closing of the joint venture transaction described above in clause (y) of this Section. The provisions of this Section 3.1.5 shall survive any Closing on a Block or Development Site containing RFAR. In no event shall the purchase price paid to Purchaser (or its affiliate) for any developed or completed units on any Block or Development Site within a Block or the value received by Purchaser (or its affiliate) from any Affiliated Residential Developer for the contribution of any developed or completed units on any Block or Development Site within a Block be shared with Seller or be included in determining the purchase price or value received by Purchaser (or its affiliate) for any undeveloped residential units on such Block or Development Site within a Block.

3.1.6 Block F. Notwithstanding anything to the contrary in Sections 3.1.2 and 3.1.4 hereof, the purchase price for Block F, the Block F Parking Easement (as hereinafter defined), the Block E Easement (as hereinafter defined), the New SAIC Leases (as hereinafter defined) and all of the Improvements and other portions of the Property located on Block F or otherwise associated therewith shall be $85,000,000.00.

3.2 Deposit

3.2.1 Within three (3) Business Days after the Effective Date of this Agreement, Purchaser shall deposit with Terra Nova Title & Settlement Services (the “Escrow Agent”), as agent for First American Title Insurance Company (the “Title Company”), the sum of Five Million and 00/100 Dollars ($5,000,000.00) as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder (the “Initial Deposit”). At Purchaser’s election, the Initial Deposit shall be made either by Purchaser’s wire transfer of immediately available funds to the Escrow Agent in the amount of the Initial Deposit or by Purchaser’s delivery to the Escrow Agent of an irrevocable letter of credit in favor of Seller in the amount of the Initial Deposit, which letter of credit must be in a form reasonably acceptable to Seller and must be issued by a bank reasonably acceptable to Seller. In the event Purchaser elects to make the Initial Deposit by delivering to the Escrow Agent an irrevocable letter of credit in favor of Seller, Seller hereby acknowledges and agrees that Sumitomo Mitsui Banking Corporation is an acceptable issuer of such letter of credit. Prior to making the Initial Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”).

3.2.2 If Purchaser does not terminate this Agreement prior to the expiration of the Study Period (as defined below), then, within three (3) Business Days after the expiration of the Study Period, Purchaser shall deposit with the Escrow Agent the additional sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Additional Deposit” and, together with the Initial Deposit, the “Deposit”). The Additional Deposit shall be made by Purchaser in the same manner the Initial Deposit was made; however, in the event the Initial Deposit was made in the form of an irrevocable letter of credit in favor of Seller, Purchaser shall deliver to the Escrow Agent a substitute irrevocable letter of credit in favor of Seller or an amendment to the initial letter of credit in an amount equal to the sum of the Initial Deposit and the Additional Deposit, which substitute letter of credit or amendment to letter of credit shall satisfy the requirements set forth in Section 3.2.1 above. If a substitute letter of credit is provided, the original letter of credit, as amended, shall be released to Purchaser by Escrow Agent promptly following its receipt of such substitute letter of credit.

3.2.3 If the Deposit is made by Purchaser in the form of cash by one or more wire transfers of immediately available funds, the Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured commercial bank, and any and all interest earned thereon shall be added to and become part of the Deposit.

3.2.4 At the Closing of each Development Site (provided the Closing on Block F has previously occurred), to the extent the Deposit was made in cash, Escrow Agent shall, in accordance with Schedule 3.2.4 attached hereto and made a part hereof (the “Deposit Release Schedule”) deliver a portion of the Deposit to Seller and such portion of the Deposit shall be credited against the purchase price for such Development Site at the Closing thereof. To the extent the Deposit was made in the form of a letter credit, at the Closing of each Development Site (provided the Closing on Block F has previously occurred), the letter of credit may be amended or replaced to reduce the amount thereof by the applicable portion of the Deposit required to be delivered by Escrow Agent to Seller and credited against the purchase price for such Development Site at the Closing thereof in accordance with the Deposit Release Schedule. At the Closing on the last Development Site, to the extent the Deposit was made in cash, Escrow Agent shall deliver any remaining portion of the Deposit not previously delivered by Escrow Agent to Seller at the Closing of prior Development Sites in accordance with the Deposit Release Schedule and all accrued interest on the Deposit to Seller and such amount shall be credited against the purchase price for such Development Site. To the extent the Deposit was made in the form of a letter of credit, Escrow Agent shall return the letter of credit to Purchaser at the Closing on the last Development Site. In all other instances, the Deposit shall be delivered to Seller or returned to Purchaser by Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 4 TITLE AND SURVEY

4.1 State of Title to be Conveyed. Title to the Property shall be fully insurable at standard rates, merchantable, and good of record and in fact. Title to each Block and each Development Site within a Block, as applicable, to be conveyed by Seller to Purchaser hereunder at each applicable Closing shall be conveyed by Seller to Purchaser at each such Closing by Special Warranty Deed. Each Special Warranty Deed shall convey fee simple title to the Land and, to the extent applicable, the Improvements relating to the applicable Block or Development

Site within a Block, free from all liens, encumbrances and encroachments, except (i) those matters disclosed by the Title Commitment (as defined below) and any subsequent updates thereto to the extent approved or deemed approved by Purchaser in accordance with the terms of Section 4.2 below; (ii) the lien of real estate taxes, water, sewer, trash, utility, vault and other public charges not yet due and payable; (iii) matters shown on the Survey (as defined below) and any subsequent updates thereto to the extent approved or deemed approved by Purchaser in accordance with the terms of Section 4.2 below; (iv) all laws, regulations and ordinances, including, without limitation, all environmental laws, building codes and ordinances, and all governmental approvals, including, without limitation, the Development Approvals (but with respect to such Development Approvals, only to the extent approved or deemed approved by Purchaser), applicable to such Block or such Development Site within a Block, as applicable; and (v) if applicable, the Leases that exist as of the Effective Date with respect to such Block or such Development Site within a Block, as applicable, and such Leases and Licenses that are entered into, modified or renewed after the Effective Date not in violation of this Agreement, but excluding those Leases and Licenses that have expired or have been duly terminated (collectively, the “Permitted Exceptions”). Notwithstanding the foregoing or anything else to the contrary in this Article 4, Seller shall be unconditionally obligated to remove, at or prior to Closing on each Block and each Development Site within a Block, as applicable, the following (collectively, “Mandatory Cure Items”): (i) all mortgages, deeds of trust or any other monetary or voluntary liens encumbering such Block or such Development Site within a Block, except for the lien of real property taxes not yet due and payable and (ii) any other encumbrances affecting title or recorded instruments or agreements which would be binding on Purchaser which are not a Permitted Exception and were either caused by Seller’s actions or omissions from and after the Effective Date or were otherwise consented to by Seller from and after the Effective Date in violation of this Agreement.

4.2 Title Commitment and Survey. During the Study Period, Purchaser shall, at Purchaser’s sole cost and expense, obtain a current title commitment for the entire Property from the Title Company (the “Title Commitment”) and a current survey of the entire Property from a surveyor licensed in the Commonwealth of Virginia (the “Survey”), and Purchaser shall provide full and complete copies of the same to Seller. Prior to the expiration of the Study Period, Purchaser shall notify Seller, in writing, of any title exceptions or other matters identified in the Title Commitment or the Survey as to which Purchaser reasonably objects, including, without limitation, those title matters that would cause title to the Property or any portion thereof to be uninsurable or would render title to the Property or any portion thereof unmarketable or constitute a monetary lien or judgment on the Property or any portion thereof, or that would materially and adversely affect the use, development, operation or financability of the Property or any portion thereof for the intended uses set forth in Section 2.1 above (so long as such matter is not one of the Permitted Exceptions) (collectively, the “Initial Title Objections”). Following the expiration of the Study Period (assuming this Agreement is not terminated by Purchaser during the Study Period), Purchaser shall have the right, from time to time, to obtain updates to the Title Commitment and/or Survey (full and complete copies of which Purchaser shall provide to Seller within five Business Days of Purchaser’s receipt of the same) and to provide Seller with written notice of any new Title Objections based solely on any new title exceptions or other new matters identified as a result of such updates (collectively, the “Additional Title Objections”); provided, however, that Purchaser hereby acknowledges and agrees that Purchaser may not, after the expiration of the Study Period, raise as new Title Objections: any specific title exceptions previously identified in the Title Commitment or any prior updates thereto obtained by Purchaser hereunder; any specific survey matters previously identified on the Survey or any prior updates thereto obtained by Purchaser hereunder; any conveyance of title to any portion of the Property to the County or any other governmental entity as a result of any dedications required to be made by Seller after the expiration of the Study Period in order to comply with the Development Approvals, but only to the extent previously approved by Purchaser in writing; or any easements, rights-of-way, restrictions or other conditions created or imposed upon the Property or any portion thereof pursuant to the Development Approvals, but only to the extent previously approved by Purchaser in writing. In the event Purchaser shall notify Seller of any Initial Title Objections or any Additional Title Objections, Seller shall have the right, but not the obligation (except for Mandatory Cure Items), to cure such objection(s) in its sole and absolute discretion. Within five (5) Business Days after receipt of any notice of objection(s) from Purchaser, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objection(s) prior to the Closing on the Block or Development Site within a Block to which such objection(s) relates, as applicable. Failure of Seller to give such notice within said five (5) Business Day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in any notice from Purchaser pursuant to this Section 4.2, Purchaser shall have either of the following options, to be exercised by written notice to Seller within five (5) Business Days after Seller elects or is deemed to have elected not to cure any objection(s) (WITH TIME BEING STRICTLY OF THE ESSENCE THERETO IN EACH INSTANCE): (i) to waive any such objection(s) and proceed to Closing on each Block and each Development Site within a Block, as applicable, in accordance with the terms of this Agreement, in which case such objection(s) shall be deemed to be a Permitted Exception(s) hereunder, or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. If Purchaser fails timely to make such election, Purchaser shall be deemed to have elected option (i). In addition, if Seller fails at Closing on any Block or any Development Site within a Block, as applicable, to cure any objection(s) that Seller has elected to cure or satisfy with respect to such Block or such Development Site within a Block, as applicable, then such failure shall constitute a default and Purchaser shall be entitled to exercise its applicable remedies under Article 12 below; provided, however, that Purchaser may, alternatively, accept a conveyance of such Block or such Development Site within a Block, as applicable, subject to the Permitted Exceptions, specifically including such objection(s) (which such objection(s) shall thereafter be deemed to be a Permitted Exception(s) hereunder), without reduction of the purchase price for such Block or such Development Site within a Block, as applicable.

4.3 Removal of Title Objections. Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each Initial Title Objection and, if applicable, each Additional Title Objection if Seller, at Seller’s sole cost and expense, (a) takes such actions as are necessary to eliminate (of record or otherwise, as appropriate) such Initial Title Objection or such Additional Title Objection, as applicable, and (b) causes the Title Company to remove such Initial Title Objection or such Additional Title Objection, as applicable, as an exception to title in the title policy for the applicable Block or the applicable

Development Site within a Block, as applicable. Purchaser shall have no right to direct the Title Company to apply any portion of the purchase price payable hereunder for any Block or any Development Site within a Block, as applicable, to cure any Initial Title Objection or any Additional Title Objection, as applicable, with respect to such Block or such Development Site within a Block, as applicable, without Seller’s prior written approval.

ARTICLE 5 PROPERTY INFORMATION

5.1 Property Information. Seller has delivered to Purchaser (or, if not yet delivered and in the possession of Seller, any of the Seller Knowledge Individuals (as defined below) or any of the Other Seller Knowledge Parties (as defined below), then Seller shall deliver to Purchaser within three (3) Business Days after the Effective Date), the materials described on Schedule 5.1 attached hereto (collectively, the “Property Information”). The Property Information shall include, but shall not be limited to, (i) copies of all Leases, non-cash security deposits and guaranties of Leases, including all amendments and modifications thereto, executed or in effect as of the Effective Date, and (ii) copies of all Permits relating to the Property that have been applied for or are in effect as the Effective Date. Seller represents to Purchaser that, to the best of Seller’s knowledge, all of the copies delivered to Purchaser pursuant to the immediately preceding sentence are true, correct and complete. Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 16.16.2 of this Agreement, and subject to the restrictions set forth in Section 16.16. Purchaser agrees that Seller has not made any representations or warranties regarding the Property Information (except as expressly set forth herein) and Purchaser further agrees that, subject to and without limiting or diminishing in any way the effect of Seller’s representations and warranties set forth in this Agreement, it shall verify and establish the accuracy and completeness of all Property Information to Purchaser’s own satisfaction.

ARTICLE 6 PURCHASER’S DUE DILIGENCE; NEW LEASES

6.1 Purchaser’s Due Diligence

6.1.1 Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the date of the Closing on each Block and each Development Site within a Block, from time to time, upon the advance notice required pursuant to this Section 6.1, to enter upon and pass through the portion of the Property included within each Block and each Development Site within a Block during normal business hours to examine and inspect the same. Notwithstanding any such inspection, or anything to the contrary herein contained, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise, it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to each Block and each Development Site within a Block at the Closing thereon.

6.1.2 In conducting any inspection of the Property or any portion thereof included within any Block or any Development Site within a Block or otherwise accessing the Property or any portion thereof included within any Block or any Development Site within a Block, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) materially interfere with the business of Seller (or any of its tenants or invitees) conducted at the Property or any portion thereof or materially disturb the use or occupancy of any occupant of the Property or any portion thereof or (ii) damage the Property or any portion thereof. In conducting the foregoing inspection or otherwise accessing the Property or any portion thereof, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming by, under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing, it being understood and agreed that such rules will include, without limitation, that (x) Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller prior notice thereof at least one (1) Business Day before any such inspection, test and other access is proposed to occur (which notice shall include the date and time of such intended access), and (y) Seller shall have the right to cause an agent or representative of the Seller to accompany the Purchaser during such access. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Notwithstanding anything herein to the contrary, prior to any entry onto the Property or any portion thereof by Purchaser or Purchaser’s Representatives pursuant to this Section 6.1 and continuing until the first to occur of the Closing on the last Block or last Development Site within a Block to be acquired by Purchaser hereunder or the termination of this Agreement, Purchaser shall, at its sole cost and expense, maintain with a reputable company or companies qualified to do business in Virginia and having a rating of at least “A:VIII” by Best’s Rating Guide a policy of commercial general liability insurance on an “occurrence” basis covering the activities of Purchaser and the Purchaser Representatives on the Property or any portion thereof, in an amount of not less than $5,000,000 per occurrence, and $5,000,000 in the aggregate and naming Seller as an additional insured. The provisions of this Section 6.1.2 shall survive the Closing on each Block and on each Development Site within a Block or any termination of this Agreement.

6.1.3 Purchaser shall have from March 8, 2013 through 5:00 p.m. (Washington, DC local time) on May 22, 2013 (the “Study Period”), within which to determine whether all matters related to the Property are satisfactory to Purchaser in its sole discretion. If Purchaser, in its sole discretion, determines that Purchaser does not desire to proceed with the transactions contemplated under this Agreement, then Purchaser shall deliver to Seller, prior to the expiration of the Study Period, written notice that Purchaser does not desire to proceed with the transactions contemplated under this Agreement and in such case this Agreement shall automatically terminate, except for those matters which are indicated herein as surviving termination, and the Deposit shall be immediately and unconditionally returned to Purchaser. If Purchaser fails to timely notify Seller prior to expiration of the Study Period (with time of the essence) that Purchaser does not desire to proceed with the transactions contemplated under this Agreement as aforesaid, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section (unless the Study Period is extended by mutual agreement of

Seller and Purchaser); provided, however, that the Study Period shall be automatically extended until Purchaser and Seller have agreed (using good faith and diligent efforts) upon the following in writing: (i) the New Rezoning Application, including the CDP and (ii) the Development Approvals Schedule.

6.1.4 If this Agreement is terminated pursuant to Section 6.1.3 above, Purchaser will promptly deliver to Seller (or, at Seller’s option, destroy) the Property Information identified on Schedule 5.1 attached hereto and any other information, materials, studies and tests delivered by Seller to Purchaser regarding the Property and any copies thereof. Notwithstanding the foregoing, Purchaser shall not be obligated to destroy or return anything that is already in the public domain or available to Purchaser from any other source (other than by reason of a breach of confidentiality obligations, including without limitation a breach by Purchaser of its confidentiality obligations under Section 16.16 hereof) and any information that Purchaser, because of legal or regulatory requirements, is required to retain; in that latter event, Purchaser shall advise Seller in writing of which of the materials Purchaser is required to retain. The provisions of this Section 6.1.4 shall survive the termination of this Agreement pursuant to Section 6.1.3 above.

6.1.5 Following the expiration of the Study Period (assuming this Agreement is not terminated by Purchaser during the Study Period), unless otherwise expressly stated elsewhere in this Agreement, Purchaser shall have no right to terminate this Agreement.

6.1.6 Unless otherwise expressly stated in this Agreement, Seller shall have no right to terminate this Agreement.

6.2 As Is, Where Is

6.2.1 Except as provided in the express representations and warranties of Seller set forth in Sections 5.1, 7.1 and 13 of this Agreement and in each Special Warranty Deed, each FIRPTA and any other document or instrument to be delivered by Seller at the Closing on each Block and on each Development Site within a Block (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing on each Block and on each Development Site within a Block, make any implied representation or warranty of any kind or nature whatsoever, with respect to the Property and/or any portion of the Property included within each Block and each Development Site within a Block, and all such warranties are hereby disclaimed.

6.2.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property and/or any portion of the Property included within each Block and each Development Site within a Block (collectively, the “Disclaimed Matters”).

6.2.3 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Article 4 and Section 8.1 hereof, and subject to Article 11 hereof, the Property and each portion of the Property included within each Block and each Development Site within a Block, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of any buildings constituting a portion thereof, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the date of Closing on each Block and each Development Site within a Block, as applicable, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 6.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 6.2.

6.2.4 Without in any way limiting any provision of this Section 6.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Article 4 and Section 8.1 hereof, and subject to Article 11 and Sections 12.1 and 12.2 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller and Seller’s subsidiaries, partners and affiliated companies and each of their employees, officers, directors, shareholders, agents, representatives, successors and assigns, with respect to (a) the Disclaimed Matters, (b) the condition of the Property and any portion thereof included within each Block and each Development Site within a Block as of the date of Closing on each Block and each Development Site within a Block, as applicable, (c) the past, present or future condition or compliance of the Property and any portion thereof included within each Block and each Development Site within a Block with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (d) any other state of facts that exists with respect to the Property and any portion thereof included within each Block and each Development Site within a Block.

6.3 New SAIC Leases. As quickly as possible, Seller will prepare and deliver to Purchaser for its review and approval the form of new leases between Purchaser and Science Applications International Corporation (“SAIC”) for Tower 1, Tower 2 and Tower 3, each of which is located on Block F (collectively, the “New SAIC Leases”), which reflect the economic terms proposed by Purchaser in a separate written agreement between Purchaser and Seller. The form of the New SAIC Leases shall be agreed upon by Seller and Purchaser during the Study Period, and, following each of Seller and Purchaser providing written confirmation to the other that the form of the New SAIC Leases is acceptable, no further changes may be made to the New SAIC Leases without the mutual written consent of Seller and Purchaser. The negotiated and agreed upon forms of the New SAIC Leases shall be executed by SAIC, as tenant, and Purchaser, as landlord, at or prior to the Closing on Block F.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date and as of the date of each Closing hereunder, as follows:

7.1.1 Organization. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.1.2 Authority/Consent. Seller is the owner of the fee simple interest in the Property, and subject to the terms of Section 16.21 hereof, Seller possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement. Seller will by the Closing on each Block and each Development Site within a Block, as applicable, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement with respect to such Block and such Development Site within a Block, as applicable. Seller has not sold, transferred, conveyed, assigned or pledged, nor committed or obligated itself in any manner whatsoever to sell, transfer, convey, assign or pledge, any of its rights, titles or interests to the Property, any portion thereof or any interest therein, to any party other than Purchaser. Seller has the right to transfer all of its rights to the Property to Purchaser without any consents or approvals that have not been obtained.

7.1.3 Litigation. Except as may be disclosed on Schedule 7.1.3 attached hereto Seller has not received written notice of, and, to Seller’s knowledge, there is no, material action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) pending or threatened in writing that concerns or involves the Property or any portion thereof or which could be binding on Purchaser after any Closing or that might materially, detrimentally affect (i) Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) the use and operation of the Property as contemplated by the Development Approvals, or (iii) the value of the Property.

7.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending against Seller.

7.1.5 Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof which is currently in effect.

7.1.6 Options or Rights of First Refusal. Seller has not granted any option, right of first refusal or first opportunity to any party to acquire any ownership interest in the Property or any portion thereof.

7.1.7 Contracts. Except for the Leases and Permitted Exceptions, there are no construction, development, engineering, architectural, employment, parking, maintenance, brokerage, listing, commission, management, service or supply contracts or any other agreements, oral or written, express or implied, executed or agreed to by Seller or any Affiliate of Seller that have been entered into by or on behalf of Seller, which would be binding on Purchaser or which could otherwise affect any portion of the Property included within a Block or a Development Site within a Block, as applicable, after the Closing on such Block or such Development Site within a Block, as applicable.

7.1.8 Leases. Except for the Leases referenced on Schedule 1.4, there are no leases with any third parties in effect which will affect any portion of the Property included within a Block or a Development Site within a Block, as applicable, after the Closing on such Block or such Development Site within a Block, as applicable. Seller has not assigned its interest in any of the Leases. To Seller’s knowledge, each of the Leases is in full force and effect, and no rent has been paid more than one month in advance. Schedule 1.5 contains complete list of all security deposits held by Seller pursuant to such Leases. To Seller’s knowledge there exists no default by Seller or any tenant under any of the Leases.

7.1.9 Leasing Commissions and Tenant Allowances. Seller represents that no leasing commissions are owed to Seller’s Broker (as defined below) or any third party engaged by Seller with respect to any of the Leases as of the Effective Date. Seller represents that no Tenant Inducement Costs (as defined below) are owed by Seller with respect to any of the Leases as of the Effective Date. For purposes hereof, the term “Tenant Inducement Costs” shall mean any free rent or rent abatement and any unpaid costs required under any of the Leases to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement or concession including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances.

7.1.10 Violations of Law. Except as set forth on Schedule 7.1.10, Seller has not received written notice from any governmental authority or other person of any violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof which are unresolved, and Seller has no knowledge of any such matters. In addition, except as may be included in the Property Information or otherwise disclosed in writing to Purchaser (including on any Schedule hereto), Seller has not received any written notice from any governmental authority or other person with respect to: (i) any special assessments or proposed increases in the assessed value of the Property or any portion thereof; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof which remain outstanding; or (iii) any violation of any zoning, health, fire safety or other law, regulation or code applicable to the Property or any portion thereof which remains outstanding.

7.1.11 Environmental Laws. Except with respect to issues disclosed in the materials described on Schedule 7.1.11 hereto or other environmental reports or materials obtained by Purchaser (collectively, the “Environmental Materials”), or otherwise disclosed by Seller to Purchaser in writing, Seller has no knowledge (i) that the Property or any portion thereof is in violation of any Environmental Law (as hereinafter defined) relating to the Property or any portion thereof, (ii) that during Seller’s term of ownership, the Property or any portion thereof has been used for industrial purposes or for the storage, treatment, disposal, generation or release of hazardous substances (as defined by CERCLA, as hereinafter defined), other than equipment, cleaning solutions, maintenance materials and other products customarily used or stored incidental to the operation and/or maintenance of the Property or the applicable portion thereof, (iii) that any underground storage tanks are currently located at the Property or any portion thereof, and (iv) that there has been any investigation, administrative order, consent order and agreement, litigation, or settlement with respect to hazardous substances that is pending or threatened in writing with respect to the Property or any portion thereof. As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 (“CERCLA”) and the Resource Conservation and Recovery Act of 1986.

7.1.12 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

7.1.13 No Conflicts. To Seller’s knowledge, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property or any portion thereof is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property or any portion thereof may be bound.

7.1.14 Permits. To Seller’s knowledge, Seller has received no written notices of any default by Seller under any of the Permits.

7.1.15 Licenses. There are no licenses, license agreements, or other similar agreements in effect and entered into by or on behalf of Seller which will affect any portion of the Property included within a Block or a Development Site within a Block, as applicable, after the Closing on such Block or such Development Site within a Block, as applicable.

7.1.16 Prohibited Transaction. To Seller’s knowledge, Seller: (i) is not in violation of the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other federal or state anti-money laundering and anti-terrorism laws; (ii) is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities designated as a Specially Designated National pursuant to Executive Order 13224 of the President of the United States, dated September 23, 2001 (“Executive Order”), as amended, or that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time (collectively, the “Government List”); (iii) does not conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any person included in a Government List; (iv) does not deal in, or otherwise engage in any transaction relating to, the Property or any portion thereof or interests in property blocked pursuant to the Executive Order or any other law listed or referenced in this Section; (v) does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-money-laundering and anti-terrorism laws; or (vi) is not an “Embargoed Person” (as defined below) or a country, territory, individual, or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect to this Agreement were not and are not derived from any activities that contravene any applicable anti-money-laundering or anti-bribery laws and regulations (including funds being derived from any Embargoed Person or any person, entity, country, or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). “Embargoed Person” shall mean any person, entity or government subject to trade restrictions under United Sates law, including but not limited to, the International Emergency Economic Powers Act, 50 USC §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. APP. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

7.1.17 Property Taxes and Assessments. The Land and Improvements are taxed as multiple tax parcels, each with its own tax identification number, which does not include any property other than the Land and Improvements. To the knowledge of Seller, there are no assessments or pending assessments affecting or relating to the Land and Improvements except as may be disclosed in the Title Commitment. Seller has received no written notice of any future assessments for public improvements with respect to the Property (except that future assessments for public improvements may result from the requirements set forth in the Proposed Proffers).

7.1.18 Development Approvals. Seller has not received any communication from any governmental authority or any other third party which would indicate that either the requested Development Approvals will be rejected by the applicable governmental authorities or challenged or appealed by a third party and Seller has no knowledge of any threat in connection with the foregoing. Seller has delivered to Purchaser a true, correct and complete copy of the each of the submissions made to the applicable governmental authorities to date in connection with obtaining the Development Approvals.

7.1.19 Dittmar. To Seller’s knowledge, the consent of Dittmar, which is an owner of an adjacent land parcel and a party to the Old Rezoning Application, will not be required in connection with obtaining the approval of either the New Rezoning Application or CDP or the Final Development Plan Approval for any Block or Development Site within a Block. However, Seller has neither sought nor received any assurances from the County that the County will not require cooperation or coordination with Dittmar, including but not limited to the dedication of right-of-way, as a condition of approval of the New Rezoning Application or CDP or of granting any Final Development Plan Approval for any Block or Development Site within a Block.

7.1.20 Insurance; Compliance With Insurance Policies. Seller maintains casualty insurance for the Improvements with a coverage limit in an amount at least equal to the replacement cost of the Improvements, subject to customary deductibles and any self-insured retention levels. To the knowledge of Seller, Seller has not received from any insurer any notice of any matters or conditions with respect to the Property which constitute a defect, inadequacy, non-compliance or default under any insurance policy carried by Seller for the Property, and there is no outstanding matter or condition on, or relating to, the Property which would render any such insurance policies or coverages otherwise provided thereunder void or unenforceable in any respect.

7.1.21 Commitments. With the exception of the Permitted Exceptions, Seller has not made, and prior to the date of Closing on each Block and each Development Site within a Block, as applicable, will not make, any commitments or proffers to or agreements with any governmental authorities, utility company, school board, church or other religious body, or any homeowner or home owners’ association or any other public or private organization or individual, relating to the Property without the prior written consent of Purchaser in each case, which proffers, commitments and/or agreements would impose any obligation upon Purchaser or its successors and assigns after such Closing, whether to make any contribution of money or dedications of land or to construct, install or maintain any improvements of a public or private nature on or off the Property, or otherwise, or which would restrict or prohibit, or otherwise materially and adversely affect (or render materially more costly) Purchaser’s development of the Property for the uses contemplated in the Conceptual Development Plan.

7.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date of this Agreement and as of the date of each Closing hereunder, as follows:

7.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by the Closing on each Block and each Development Site within a Block, as applicable, have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement with respect to such Block and such Development Site within a Block, as applicable.

7.2.3 Prohibited Transaction. To Purchaser’s knowledge, Purchaser and its partners, members, officers, directors, investors, or shareholders (“Related Parties”) and any permitted assignee under Article XIV herein (or Related Party of any such permitted assignee): (i) are not in violation of the Patriot Act, any order issued with respect to anti-money laundering by the OFAC, or any other Federal or state anti-money laundering and anti-terrorism law; (ii) are not acting, directly or indirectly, on behalf of terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities designated as a Specially Designated National pursuant to the Executive Order, as amended, or that appear on the Annex to the Executive Order, or are included on any Government List; (iii) do not conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any person included in a Government List; (iv) do not deal in, or otherwise engage in any transaction relating to, the Property or interests in property blocked pursuant to the Executive Order or any other law listed or referenced in this Section; (v) do not engage in or conspire to engage in any transaction that evades or avoids, or have the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-money-laundering and anti-terrorism laws; or (vi) are not an Embargoed Person or a country, territory, individual, or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect to this Agreement were not and are not derived from any activities that contravene any applicable anti-money-laundering or anti-bribery laws and regulations (including funds being derived from any Embargoed Person or any person, entity, country, or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

7.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Frederick R. Hazard and Bari L. Berkman, employees of Seller or SAIC (the “Seller Knowledge Individuals”), which employees are in the primary positions of responsibility with respect to the Property, without any duty of inquiry or investigation; provided, however, that the Seller Knowledge Individuals shall have a duty of inquiry of the following individuals (the “Other Seller Knowledge Parties”): all employees of JM Zell Partners, Ltd. involved in the transaction or the Property, which Seller represents are Jeffrey Zell, Louis Kluger and Elizabeth Wilcox. Further, Seller authorizes Purchaser to conduct inquiry of all employees of Jones Lang LaSalle involved in the transaction or the Property, including, without limitation, Russell Brooks. For purposes of this Agreement, the phrase “to Purchaser’s knowledge” means the present, actual knowledge of David Cheek, Bruce Lane, Gary Block, David Gelfond and Salem Tierce, employees of Purchaser (the “Purchaser Knowledge Individuals”), which employees are familiar with the operations and business practices of Purchaser, without any duty of inquiry or investigation. In no event shall any of the Seller Knowledge Individuals or the Purchaser Knowledge Individuals have any personal liability hereunder.

7.4 Survival. All of the representations and warranties set forth in this Article 7 with respect to each Block and each Development Site within a Block, as applicable, shall survive the Closing on such Block and such Development Site within a Block, as applicable, for a period of twelve (12) months after such Closing, subject to the provisions of Section 12.1, and no action or proceeding thereon by either party shall be valid or enforceable, at law or in equity, unless a complaint is filed and served on the other party within such period.

ARTICLE 8 COVENANTS OF SELLER PRIOR TO EACH CLOSING

8.1 Operation of Property. From the Effective Date until the Closing on each Block and each Development Site within a Block, as applicable, Seller shall operate the portion of the Property included within each Block and each Development Site within a Block, as applicable, in accordance with the terms of this Section 8.1.

8.1.1 From the Effective Date until the Closing on each Block and each Development Site within a Block, as applicable, Seller shall continue to operate, maintain and repair the portion of the Property included within each Block and each Development Site within a Block, as applicable, in the ordinary course of business and in a manner which is customary for a prudent owner of similar property located in Tysons Corner, Virginia, except as otherwise set forth in Section 8.1.4 below. If Seller proposes to enter into a new lease (other than the New SAIC Leases), or an amendment to any existing Lease, or a letter of intent for a new lease or amendment to any existing Lease whether before or after the expiration of the Study Period, Seller shall provide Purchaser with periodic updates, whether by telephone or electronic mail, as to the status of such negotiations, and periodically consult with Purchaser with respect to such negotiations. Seller shall also provide Purchaser with copies of any letter of intent or other written proposal, if any, related thereto, a summary of the proposed tenant improvement costs, leasing commissions and other expenses which would be payable by the landlord thereunder, credit information as to the proposed tenant, and red-lined copies of lease (or amendment, as the case may be) drafts transmitted by Seller or the proposed tenant. Seller shall not execute any such new lease, amendment to any existing Lease or letter of intent without obtaining

Purchaser’s prior written consent, which consent shall not be unreasonably denied, conditioned or delayed by Purchaser prior to the expiration of the Study Period and may be denied, conditioned or delayed by Purchaser in its sole discretion at all times from and after the Study Period; it being agreed, however, that Purchaser may reasonably deny its consent to any new Lease with any third party, binding letter of intent with any third party or amendment to any existing Lease which would hinder, delay or otherwise adversely affect the redevelopment of the Property pursuant to any of the Development Approvals. Further, Seller shall have the right to terminate any existing Lease with any third party prior to the expiration of the Study Period without Purchaser’s prior written consent on account of a material monetary default by the tenant thereunder; and, after the expiration of the Study Period, Seller shall not have the right to terminate any existing Lease with any third party without Purchaser’s prior written consent, which consent shall not be unreasonably denied, conditioned or delayed by Purchaser. For purposes of this Section 8.1.1, a letter of intent shall include both binding and non-binding letters of intent.

8.1.2 Seller shall not take any of the following actions without Purchaser’s consent, which consent shall not be unreasonably denied, conditioned or delayed by Purchaser prior to the expiration of the Study Period and may be denied, conditioned or delayed by Purchaser in its sole discretion at all times from and after the Study Period: (a) make or permit to be made any alterations to or upon any portion of the Property included within any Block or any Development Site within a Block, as applicable, except if necessitated by emergency or other exigent circumstances, if required in connection with on-going maintenance of any portion of the Property or in connection with any existing occupant preparing to vacate any portion of the Property, or as otherwise set forth in Section 8.1.4 below, (b) enter into any contracts for the provision of services and/or supplies to any portion of the Property included within any Block or any Development Site within a Block, as applicable, unless such contracts are for the provision of services and/or supplies deemed necessary by Seller in its sole and absolute discretion for Seller to operate, maintain and repair any portion of the Property included within any Block or any Development Site within a Block, as applicable, in the manner set forth in Section 8.1.1 above and unless such contracts are customary for first-class office buildings in the Tysons Corner, Virginia marketplace and terminable without premium or penalty by Purchaser upon thirty (30) days prior written notice following the Closing for such Block or such Development Site within a Block, as applicable, or amend or modify any such contracts previously consented to by Purchaser in any manner, unless such contract as amended contains terms which are customary for first-class office buildings in the Tysons Corner, Virginia marketplace and such contract as amended or modified is terminable without premium or penalty by Purchaser upon thirty (30) days prior written notice following the Closing for such Block or such Development Site within a Block, as applicable, (c) collect rent under any of the Leases for more than one month in advance, apply any security deposits held in accordance with the Leases, or fail to timely perform Seller’s obligations under the Leases, (d) reduce or change in any material respect the level of maintenance of any portion of the Property included within any Block or any Development Site within a Block, as applicable, except as otherwise set forth in Section 8.1.4 below, (e) encumber, sell or transfer any portion of the Property included within any Block or any Development Site within a Block, as applicable, or any interest therein or otherwise dispose of any portion of the Property included within any Block or any Development Site within a Block, as applicable, or any interest therein, except as otherwise set forth in Section 8.1.4 below, or alter or amend the zoning classification or development rights of any portion of the Land or

Improvements included within any Block or any Development Site within a Block, as applicable, (f) except as otherwise set forth in Section 8.1.4 below, remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value, and except for the use and consumption, which shall be replenished by Seller prior to Closing, of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, (g) settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting any portion of the Property included within any Block or any Development Site within a Block, as applicable, or (h) take any action that causes one or more of Seller’s representations and warranties in this Agreement to be untrue in any material manner.

8.1.3 Notwithstanding the foregoing, except for operations, maintenance and repair in the ordinary course of business (subject to the terms of Section 8.1.4 below), Seller shall have no obligation to Purchaser to (a) bring any portion of the Property included within any Block or any Development Site within a Block, as applicable, into compliance with any laws or regulations applicable to the portion of the Property included within such Block or such Development Site within a Block, as applicable, or (b) make or perform, during the term of this Agreement, any capital repairs or replacements, unless in either instance such non-compliance with any applicable laws or regulations or such damage giving rise to the need for any capital repairs or replacements first arises from and after the Effective Date and is due solely to Seller’s gross negligence, willful misconduct or breach of the terms of this Agreement.

8.1.4 Notwithstanding anything contained in this Section 8.1 to the contrary, Purchaser acknowledges and agrees that, solely with respect to the 8301 Greensboro Building, Seller may from and after the Effective Date without the prior written consent of, but only after at least five (5) Business Days prior written notice of same to, Purchaser: (a) reduce or change the level of maintenance of such building based on Seller’s use and occupancy needs with respect to such building from and after the Effective Date, so long as same do not result in any increase in demolition costs for the building; (b) make any alterations or modifications to such building based on Seller’s use and occupancy needs with respect to such building from and after the Effective Date so long as same do not result in any increase in demolition costs for the building, and (c) remove or permit the removal from such building of (i) IT equipment, (ii) furniture, and (iii) equipment which is not a real property fixture and is not required for the operation of such building.

8.1.5 Seller shall cooperate with Purchaser in connection with the assignment or transfer to Purchaser of any construction or other warranties related to any portion of the Property included within any Block or any Development Site within a Block, as applicable, both prior to and from and after the Closing with respect to such Block or such Development Site within a Block, as applicable, and Seller shall join into any notices which Purchaser elects to transmit to warranty providers, confirming the sale of any portion of the Property included within any Block or any Development Site within a Block, as applicable, by Seller to Purchaser. The provisions of this Section 8.1.5 shall survive the Closing on each Block and each Development Site within a Block, as applicable, for a period of one (1) year.

8.1.6 Seller shall use reasonable efforts to provide to Purchaser additional information related to the Property which is in Seller’s possession and which is not included as part of the Property Information from time to time within three (3) business days after a written request from Purchaser or of Seller’s receipt of any material notice or correspondence pertaining to the Property. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser acknowledges and agrees that in no event shall Seller be required to provide Purchaser with any current or future budgets and projections relating to the Property or any portion thereof, regardless of whether the same were prepared by Seller or by a third party for or at the request of Seller.

8.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of any portion of the Property included within any Block or any Development Site within a Block, as applicable; (ii) any condemnation or eminent domain proceedings affecting any portion of the Property included within any Block or any Development Site within a Block, as applicable; or (iii) any violation or investigation of a potential violation of any Permit, any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to any portion of the Property included within any Block or any Development Site within a Block, as applicable. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases.

8.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration or administrative proceeding, hearing or action (including, but not limited to, any condemnation action or real estate tax appeal) which is instituted, pending or threatened in writing after the Effective Date that concerns or involves the Property or any portion thereof. Seller will not settle any such litigation, arbitration or administrative proceeding, hearing or action without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser) to the extent such settlement would be binding on Purchaser before or after a Closing on any Block or any Development Site within a Block, as applicable.

8.4 Insurance. Prior to the Closing on each Block and each Development Site within a Block, Seller will maintain Seller’s existing insurance coverage with respect to that portion of the Property included within such Block or such Development Site within a Block, as applicable.

ARTICLE 9 CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the portion of the Property included within each Block and each Development Site within a Block, as applicable, is subject to satisfaction, on or before the date for Closing on such Block or such Development Site within a Block, as applicable (as such date may be extended as provided herein) of the following conditions (or, to the extent any such condition is required to be satisfied on or before an earlier date as set forth in this Article 9, such condition must be satisfied on or before such earlier date), any of which may, to the extent permitted under applicable laws, be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

9.1.1 Title. A final examination of the title to the portion of the Land and Improvements included within such Block or such Development Site within a Block, as applicable, shall disclose no title exceptions with respect thereto except for the Permitted Exceptions, matters caused by Purchaser or its activities on the applicable portion of the Land and Improvements, or other matters approved in writing by Purchaser. In addition, the Title Company shall be prepared to issue to Purchaser, at standard rates, an ALTA Form B (2006) owner’s title insurance policy in the amount of the purchase price payable hereunder for such Block or such Development Site within a Block and its related Improvements, as applicable, insuring that the fee simple estate to such Block or such Development Site within a Block and its related Improvements, as applicable, is vested in Purchaser.

9.1.2 Development Approvals. With respect to each of Blocks A, B, C and E and each of the Development Sites within such Blocks, Purchaser shall have obtained approval of the Conceptual Development Plan, the Final Development Plan Approval and the Subdivision Approvals for such Block or such Development Site within such Block, as applicable, from the County in accordance with the terms and conditions set forth in this Agreement.

9.1.3 Termination of Existing Declaration. With respect to Block F, Seller shall have executed an agreement terminating that certain Goodridge Drive Associates Limited Partnership Declaration of Easements, Covenants and Conditions dated July 10, 1987 and recorded in the Clerk’s Office of the Circuit Court of Fairfax County, Virginia (the “Clerk’s Office”) in Deed Book 6790, Page 1, as previously amended by that certain First Amendment to Goodridge Drive Associates Limited Partnership Declaration of Easements, Covenants and Conditions dated February 2, 1998 and recorded in the Clerk’s Office in Deed Book 10510, Page 736 (the “Existing Declaration Termination”).

9.1.4 SAIC Declaration. Seller and Purchaser shall have mutually agreed upon a Declaration of Covenants, Conditions and Restrictions (the “SAIC Declaration”) to provide for among other things, the following: (i) the use and development of the Property in accordance with the Development Approvals, including, without limitation, the Rezoning Approval and the Conceptual Development Plan, (ii) the allocation and allowance for the transfer of zoning entitlements and density, (iii) the allocation of proffer obligations, (iv) the granting of customary easement rights among each Block and each Development Site within a Block, as applicable, including without limitation, (x) the granting to Purchaser of one or more easements over, upon and across portions of any Blocks and Development Sites adjacent to any Development Sites that are purchased by Purchaser to be mutually agreed upon by Seller and Purchaser during the Study Period (each an “Easement Area”) for the purpose of allowing Purchaser to use the Easement Area for crane swing rights, construction staging and temporary parking during the period of construction of such Development Site (y) the granting to Purchaser of long-term parking easements for parking on any Block or Development Site within a Block for which a Closing has not occurred hereunder for the benefit of any Block or Development Site for which a Closing has occurred hereunder, which easements will terminate if and when Purchaser no longer has the right to proceed to Closing hereunder on such burdened Block or Development Site within a Block, and (z) the granting of reciprocal easements to the extent any two Development Sites share a party wall or a common parking garage or any other shared amenities. The form of the SAIC Declaration shall be agreed upon by Seller and Purchaser during the Study Period, and, following each of Seller and Purchaser providing written confirmation to the other that the form of the SAIC Declaration is acceptable, no further changes may be made to the SAIC Declaration without the mutual written consent of Seller and Purchaser and each of the parties thereto shall be obligated to execute and record such SAIC Declaration on or prior to the date of Closing for Block F; provided, however, that each of Seller and Purchaser agrees to use good faith and diligent efforts to agree on any changes to the SAIC Declaration which are reasonably deemed necessary by Purchaser or Seller due to any subsequent changes made to the Rezoning in seeking the Development Approvals pursuant to Section 2.3 hereof.

9.1.5 SAIC Leases. Solely with respect to Block F, SAIC shall have entered into each of the New SAIC Leases on or prior to the date of Closing on Block F.

9.1.6 Block F Parking Easement. Solely with respect to Block F, Seller and Purchaser shall have, during the Study Period, mutually agreed upon the form of an easement (the “Block F Parking Easement”) pursuant to which Seller shall grant to Purchaser a perpetual easement to use the parking garage located on Block E that serves Tower 1, Tower 2 and Tower 3 (the “Block E Parking Garage”); provided, however, that upon each of Seller and Purchaser providing written confirmation to the other that the form of the Block F Parking Easement is acceptable, no further changes may be made to the Block F Parking Easement without the mutual written consent of Seller and Purchaser and each of the parties thereto shall be obligated to execute and record such Block F Parking Easement on or prior to the date of Closing on Block F. The Block F Parking Easement shall initially provide Purchaser with the exclusive right to use all of the parking spaces within the Block E Parking Garage. The Block F Parking Easement shall also provide that in the event this Agreement is terminated prior to Purchaser having completed its purchase hereunder of all of the Development Sites within Block E, then commencing upon the earlier to occur of the date construction commences on Block E or the termination date of the last of the New SAIC Leases, Purchaser’s right to the exclusive use of all of the parking spaces within the Block E Parking Garage shall automatically be reduced so that Purchaser shall only have the exclusive right to use the greater of (i) the maximum number of parking spaces allocable to Block F in accordance with the Conceptual Development Plan (less the aggregate number of parking spaces located in the parking structures beneath Tower 2 and Tower 3), or (ii) the number of parking spaces required to be provided by Purchaser to SAIC under the New SAIC Leases then in effect. Seller and Purchaser acknowledge and agree that the Block F Parking Easement and the Block E Easement (as defined below) may be combined and expanded to include other easements and covenants to the extent agreed upon by Purchaser and Seller in their sole discretion.

9.1.7 Block E Easement. Solely with respect to Block F, Seller and Purchaser shall have, during the Study Period, mutually agreed upon the form of an easement (the “Block E Easement”) pursuant to which Seller shall grant to Purchaser a perpetual easement over, upon and across those portions of Block E that are adjacent to Block F that are mutually agreed upon by Seller and Purchaser during the Study Period (the “Block E Easement Area”) for purposes of providing Purchaser with a means of ingress to and egress from the Improvements on Block F and the streets and roadways bordering Parcel E and allowing Purchaser to use, operate and maintain the drive aisles, driveways, sidewalks, surface parking areas, loading locks and other improvements located within the Block E Easement Area that benefit the Improvements on Block F. Upon each of Seller and Purchaser providing written confirmation to the other that the form of the Block E Easement, including, without limitation, the location of the Block E Easement Area are acceptable, no further changes may be made to the Block E Easement or the Block E Easement Area without the mutual written consent of Seller and Purchaser and each of the parties thereto shall be obligated to execute and record such Block E Easement on or prior to the date of Closing on Block F.

9.1.8 Intentionally omitted.

9.1.9 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 10.2.1 of this Agreement with respect to such Block or such Development Site within a Block, as applicable.

9.1.10 Covenants. Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement with respect to such Block or such Development Site within a Block, as applicable.

9.1.11 Representations and Warranties. All representations and warranties made by Seller in this Agreement (other than with respect to any Block or Development Site previously sold to Purchaser hereunder which have expired, if any) shall be true and correct in all material respects as of the date of Closing on each Block or each Development Site within a Block, as applicable, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the date of such Closing for any reason other than Seller’s breach of the terms of this Agreement or gross negligence or willful misconduct; provided, however, that if on the date of such Closing any such representations and warranties are not true and correct in all material respects, Purchaser shall in any event be required to close hereunder and pay the purchase price set forth herein for such Block or such Development Site within a Block being purchased at such Closing, as applicable, to Seller without any reduction or credit, unless the breach of any such representations and warranties will have, in the aggregate, a “material adverse effect” and in such event, Seller shall be entitled, at its option and in its sole discretion, to credit to Purchaser such amount on account of such breach as will cause the same to no longer have a “material adverse effect,” in which event Purchaser shall be required to close hereunder. As used herein, a “material adverse effect” shall be deemed to have occurred if by reason of such breach of any such representations or warranties the fair market value of the portion of the Property included within such Block or such Development Site within a Block, as applicable, is decreased by an amount exceeding the lesser of (i) $500,000 or (ii) one half of one percent (0.5%) of the purchase price set forth herein for such Block or such Development Site within a Block, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the date of Closing on such Block or such Development Site within a Block, as applicable, by reason of changed facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred.

9.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the portion of the Property included within each Block and each Development Site within a Block, as applicable, is subject to satisfaction, on or before the date for Closing on such Block or such Development Site within a Block, as applicable (as such date may be extended as provided herein), of the following conditions, any of which may, to the extent permitted under applicable laws, be waived in writing by Seller, in Seller’s sole and absolute discretion:

9.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement with respect to such Block or such Development Site within such Block, as applicable.

9.2.2 Subdivision Approvals. To the extent required, all Subdivision Approvals required for the Closing on such Block or such Development Site within a Block, as applicable, shall have been obtained by Purchaser from the County.

9.2.3 Intentionally omitted.

9.2.4 SAIC Declaration. Purchaser shall have entered into the SAIC Declaration on or prior to the date of Closing on Block F.

9.2.5 SAIC Leases. Solely with respect to Block F, Purchaser shall have entered into each of the New SAIC Leases on or prior to the date of Closing on Block F.

9.2.6 Intentionally omitted.

9.2.7 Block F Parking Easement. Solely with respect to Block F, Seller and Purchaser shall have mutually agreed upon the form of the Block F Parking Easement in accordance with the terms of Section 9.1.6 above, and Purchaser shall have entered into the Block F Parking Easement on or prior to the date of Closing on Block F.

9.2.8 Block E Easement. Solely with respect to Block F, Seller and Purchaser shall have mutually agreed upon the form of the Block E Easement and the location of the Block E Easement Area in accordance with the terms of Section 9.1.7 above, and Purchaser shall have entered into the Block E Easement on or prior to the date of Closing on Block F.

9.2.9 Representations and Warranties. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of Closing on such Block or such Development Site within a Block, as applicable, subject to changes in facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred.

9.2.10 Delivery of Closing Documents. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 10.3.1 of this Agreement with respect to such Block or such Development Site within a Block, as applicable.

9.3 Failure of a Condition

9.3.1 In the event that any condition precedent to the Closing on any Block or any Development Site within a Block, as applicable, has not been satisfied on or before the date for Closing on such Block or such Development Site within a Block, as applicable (or, to the extent any such condition is required to be satisfied on or before an earlier date as set forth in this Article 9, such condition has not been satisfied on or before such earlier date), then the party whose conditions to Closing on such Block or such Development Site within a Block, as applicable, have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party on the date of Closing on such Block or such Development Site (or, if applicable, such earlier date) of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within fifteen (15) days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement as to such Block or such Development Site within a Block and all remaining Block(s) and Development Site(s) within a Block(s) for which a Closing has not previously occurred, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties (e.g., a material breach of a party’s representations and warranties which is uncured prior to Closing or a willful failure to take actions within such party’s reasonable control which would have satisfied the condition precedent), the disposition of the Deposit (or any remaining portion thereof) and other remedies for such default shall be governed solely by Article 12 of this Agreement and not this Section 9.3.1. Further, Purchaser shall have the right, to the extent permitted by applicable laws, to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the date for Closing on such Block or such Development Site within a Block, as applicable, shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 9.1.1 (Title) shall not constitute a default, breach of a covenant or other failure to perform by Seller hereunder, unless the matter giving rise to such failure of condition results directly from an act or omission by Seller that causes title not to be in the condition required therein (including, without limitation, Seller’s breach of this Agreement).

9.3.2 If the Closing on a Block or a Development Site within a Block, as applicable, occurs as contemplated by this Agreement, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions with respect to such Block or such Development Site within a Block, as applicable, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of the date of Closing on such Block or such Development Site within a Block, as applicable.

ARTICLE 10 CLOSING

10.1 Closing Dates. The consummation of the purchase and sale of each Block and each Development Site within a Block, as applicable (each, a “Closing”) will take place at the office of Purchaser’s counsel in Washington, D.C., via an escrow closing, on the dates hereinafter set forth (WITH TIME BEING STRICTLY OF THE ESSENCE WITH RESPECT TO EACH SUCH DATE, UNLESS OTHERWISE MUTUALLY AGREED BY THE PARTIES). Purchaser and Seller agree to finalize and execute all documents necessary for each Closing, including but not limited to the Closing Statement (as hereinafter defined), and to deliver all such documents to the Title Company in escrow not later than the day which is one (1) Business Day immediately preceding the date of such Closing in order to ensure the orderly and timely transfer of all funds necessary on the date of such Closing.

10.1.1 Block F. Closing on Block F, the Block F Parking Easement, the Block E Easement, the New SAIC Leases and, to the extent applicable, all the Improvements and other portions of the Property located thereon or otherwise associated therewith shall occur on or before the date which is ten (10) Business Days after the expiration of the Study Period (such date being hereinafter referred to as the “Outside Block F Closing Date”). Notwithstanding anything to the contrary set forth in this Section 10.1.1, Purchaser shall have the right to extend the Outside Block F Closing Date for up to two (2) additional periods of thirty (30) days each from the last date on which such Closing is permitted to occur pursuant to the terms of this Section 10.1 by delivering to Seller written notice of such election not later than the day which is two (2) Business Days immediately preceding the previously designated date of such Closing; provided, however, that in the event Purchaser exercises such extension options, the lease term for the New SAIC Lease(s) for Tower 1 and Tower 2 will be reduced by one day for each day that the Outside Block F Closing Date is extended by Purchaser beyond the date which is ten (10) Business Days after the Study Period.

10.1.2 First Residential Development Site. Closing on the first Development Site containing (at least in part) RFAR (which is presently anticipated to be Development Site “A1”), together with, to the extent applicable, all the Improvements and other portions of the Property located thereon or otherwise associated therewith (the “First Residential Development Site”) shall occur on or before the date which is sixty (60) days after the later of (a) the date Purchaser obtains the Final Development Plan Approval for such Development Site, and (b) the date Purchaser obtains the Subdivision Approvals required to create such Development Site (such date being hereinafter referred to as the “First Residential Development Site Closing”).

10.1.3 Second Residential Development Site. Closing on the second Development Site containing (at least in part) RFAR together with, to the extent applicable, all the Improvements and other portions of the Property located thereon or otherwise associated therewith (the “Second Residential Development Site”) shall occur on or before the date which is the later to occur of (i) one (1) year after the First Residential Development Site Closing and (ii) sixty (60) days after the later of (a) the date Purchaser obtains the Final Development Plan Approval for such Development Site and (b) the date Purchaser obtains the Subdivision Approvals required to create such Development Site.

10.1.4 First Commercial Development Site. Closing on the first Development Site containing (at least in part) Commercial FAR for either office or hotel use together with, to the extent applicable, all the Improvements and other portions of the Property located thereon or otherwise associated therewith (the “First Commercial Development Site”) shall occur on or before the date which is sixty (60) days after the later of (a) the date Purchaser obtains the Final Development Plan Approval for such Development Site, and (b) the date Purchaser obtains the Subdivision Approvals required to create such Development Site (the “First Commercial Development Site Closing”).

10.1.5 Third Residential Development Site or Second Commercial Development Site. Closing on either (a) the third Development Site containing (at least in part)

RFAR together with, to the extent applicable, all Improvements and other portions of the Property located thereon or otherwise associated therewith (the “Third Residential Development Site”) or (b) the second Development Site containing (at least in part) Commercial FAR for either office or hotel use together with, to the extent applicable, all the Improvements and other portions of the Property located thereon or otherwise associated therewith (the “Second Commercial Development Site”) shall occur on or before the date which is the later to occur of (i) two (2) years after the First Residential Development Site Closing and (ii) sixty (60) days after the later of (x) the date Purchaser obtains the Final Development Plan Approval for such Development Site and (y) the date Purchaser obtains the Subdivision Approvals required to create such Development Site.

10.1.6 Remaining Development Sites. Purchaser must proceed to Closing on all of the remaining Development Sites and/or Blocks together with, to the extent applicable, all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, on or before the later of (a) the date which is five (5) years after the First Residential Development Site Closing and (b) the date which is sixty (60) days after the date Purchaser has obtained the Final Development Plan Approval and Subdivision Approval for each such Development Site.

10.1.7 Outside Date. Notwithstanding anything contained herein to the contrary, Seller and Purchaser acknowledge and agree that, in event the Final Development Plan Approval and Subdivision Approvals for Block A, Block B, Block C or Block E or any of the Development Sites within Block A, Block B, Block C or Block E are not obtained by Purchaser within eight (8) years after the date of Closing on Block F, despite Purchaser’s efforts to obtain the same in accordance with the terms of Article 2 hereof, either party hereto may elect, upon written notice to the other, to terminate this Agreement as to such Block(s) or such Development Site(s) within such Block(s). Upon delivery of such termination notice, this Agreement shall terminate as to such Block(s) and/or such Development Site(s) within such Block(s), the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder, except for those matters which expressly survive termination of this Agreement.

10.1.8 Early Closing Date. Notwithstanding anything to the contrary in this Agreement, upon Purchaser obtaining the Subdivision Approvals required to create any given Block or Blocks or one or more Development Sites within a Block or Blocks, Purchaser may elect, at any time, upon at least ten (10) Business Days prior written notice to Seller, to proceed to Closing on such Block(s) or Development Site(s) before receiving Final Development Plan Approval for such Block(s) or Development Site(s) and before the applicable outside dates for Closing contemplated above in this Section 10.1, together with all of the Improvements and other portions of the Property located thereon or otherwise associated therewith, to the extent applicable; provided, however, that if the date for any given Closing selected by Purchaser is before the applicable outside date permitted under the terms above in this Section 10.1 for any such Block(s) or Development Site(s), then Purchaser may extend the date selected for such Closing up to the applicable outside date set forth above by delivering to Seller written notice of such election not later than the day which is two (2) Business Days immediately preceding the previously designated date of such Closing.

10.2 Seller’s Obligations at each Closing. At each Closing, Seller will do, or cause to be done, the following:

10.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver, to the extent applicable to the Block or Development Site within a Block which is the subject of such Closing, originals of the following documents, to the extent applicable:

10.2.1.1 Special Warranty Deed in substantially the form of Exhibit C hereto, conveying to Purchaser the portion of the Land and Improvements, if applicable, included within the Block or Development Site within a Block which is the subject of such Closing;

10.2.1.2 Assignment and Assumption Agreement in substantially the form of Exhibit E hereto;

10.2.1.3 Bill of Sale in substantially the form of Exhibit D hereto;

10.2.1.4 Certificate of Non-Foreign Status in substantially the form of Exhibit F hereto (the “FIRPTA”);

10.2.1.5 Letters to each tenant under the Leases in substantially the form of Exhibit G hereto, notifying tenants of the conveyance of the applicable portion of the Property to Purchaser and advising them that, following the date of such Closing, all future payments of rent are to be made in the manner set forth therein;

10.2.1.6 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 10.5 and otherwise agreed upon by Seller and Purchaser;

10.2.1.7 A certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects, except as otherwise permitted in this Agreement;

10.2.1.8 An Owner’s Affidavit in substantially the form of Exhibit H attached hereto (the “Owner’s Affidavit”) and any other funds or documents necessary or appropriate for the Title Company to issue an owner’s title insurance policy to Purchaser in the form required hereunder. Seller shall also deliver to the Title Company and the Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the deed of conveyance and the other documents required to be executed by Seller on behalf of Seller;

10.2.1.9 Evidence of the termination of Seller’s existing property management and leasing agreement(s) and all other contracts to be terminated at the time of such Closing, if any, including, without limitation, copies of notices of termination of all such contracts;

10.2.1.10 Solely with respect to the Closing on Block F, Seller shall cause SAIC to execute and deliver to Purchaser the New SAIC Leases;

10.2.1.11 Solely with respect to the Closing on Block F, the Block F Parking Easement, the Block E Easement, the Existing Declaration Termination and the SAIC Declaration; and

10.2.1.12 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Seller on behalf of Seller.

10.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items comprising the Property Information referenced in Article 4 to the extent applicable to the Block or the Development Site within a Block that is the subject of such Closing.

10.2.3 Possession. Seller will deliver to Purchaser possession of the portion of the Property included within the Block or the Development Site within a Block that is the subject to such Closing, subject to the Leases, to the extent applicable.

10.2.4 Keys. Seller will deliver to Purchaser all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

10.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 10.5 of this Agreement.

10.3 Purchaser’s Obligations at each Closing. At each Closing, Purchaser will do, or cause to be done, the following:

10.3.1 Closing Documents. At each Closing, Purchaser shall execute, acknowledge (if necessary) and deliver, to the extent applicable to the Block or the Development Site within a Block which is the subject of such Closing, originals of the following documents, to the extent applicable:

10.3.1.1 Assignment and Assumption Agreement in substantially the form of Exhibit E hereto;

10.3.1.2 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 10.5 and otherwise agreed upon by Seller and Purchaser;

10.3.1.3 Solely with respect to the Closing on Block F, the New SAIC Leases, the Block F Parking Easement, the Block E Easement, and the SAIC Declaration;

10.3.1.4 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and

10.3.1.5 A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct in all material respects, except as otherwise permitted by this Agreement.

10.3.2 Payment of Consideration. Purchaser will pay to Escrow Agent by bank wire transfer of immediately available funds at each Closing the purchase price payable hereunder for the Block or the Development Site within a Block which is the subject of such Closing (subject to the credits, prorations and adjustments provided hereby). The net closing proceeds due to Seller shall be wire transferred by the Title Company to such account or accounts as Seller may designate.

10.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 10.5 of this Agreement.

10.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at each Closing shall be accomplished through an escrow with the Escrow Agent.

10.5 Costs and Adjustments at each Closing.

10.5.1 Expenses. Subject to the provisions of Section 10.1 hereof, the local and Commonwealth of Virginia grantor’s, recordation and transfer taxes and recording fees imposed upon or payable in connection with the recordation of the deed to each Block and each Development Site within a Block, and any closing or escrow fees of the Escrow Agent with respect to each Closing, shall be paid one-half by Purchaser and one-half by Seller. The recording fees imposed upon or payable in connection with the recordation of the Existing Declaration Termination, the SAIC Declaration, the Block F Parking Easement, the Block E Easement and any other closing costs not expressly addressed hereunder shall be paid one-half by Purchaser and one-half by Seller. Seller shall pay all costs and fees for Seller’s representatives and consultants, title clearance to release monetary liens as required herein and related title company charges. Purchaser shall pay all costs and fees for title examination, title insurance and related title company charges, any update requested by Purchaser of the survey of the Property and all of Purchaser’s due diligence studies and investigations. Seller and Purchaser shall each pay its respective attorney’s fees.

10.5.2 Real Estate and Personal Property Taxes. Real estate, personal property, business improvement district, ballpark, arena and other similar ad valorem taxes, fees or charges for the calendar or fiscal year, as applicable to the specific tax, fee or charge, in which each Closing occurs, and any vault charges, will be prorated between Seller and Purchaser as of the Apportionment Time on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period. All rebates or reductions in taxes received subsequent to each Closing, net of third party costs of obtaining the same, shall be prorated as of the Apportionment Time, when received; provided, however, that any portion of such rebates or reductions in taxes that would otherwise be payable to Seller shall be reduced by any such amounts owed to tenants under the Leases. The current installment of all special assessments, if any, which are a lien against the portion of the Property included with each Block and each Development Site within a Block at the time of the Closing thereon and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. local Washington, DC time on the date immediately prior to the date of each Closing.

10.5.3 Lease Security Deposits and Rents. At each Closing on a Block or Development Site within a Block subject to any Leases, Seller shall pay to Purchaser, as a credit against the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable, the amount of any security deposits held by Seller pursuant to such Leases. All rents, percentage rents, common area charges, real estate taxes and other costs or charges paid by tenants under such Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. Rents, percentage rents, common area charges, real estate taxes and other costs or charges not current at such Closing shall be applied as follows upon collection: first, to amounts due and payable for the month in which the payment is received, including apportionment between Seller and Purchaser if that month is the month in which the Apportionment Date occurs; second, to rents, percentage rents, common area charges, real estate taxes and other costs or charges due to periods after such Closing and prior to collection, in inverse order, most recent month first; and third, to arrearages for the months prior to the month in which such Closing occurs. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to such Closing which are attributable to periods prior to such Closing, to the extent such rent or payments were not credited to Seller at such Closing and should be credited to Seller under the order of priority set forth above. Seller shall promptly remit to Purchaser any rent or payments for any charges received by Seller subsequent to such Closing which are attributable to periods subsequent to such Closing, to the extent such rent or payments should be credited to Purchaser under the order of priority set forth above.

10.5.4 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under any applicable Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the date of such Closing, endeavor to obtain a reading of each such meter and a final bill as of the date of such Closing. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the date of such Closing, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At each Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller to the extent required by the utility provider or, if the utility provider will not refund such deposits to Seller and instead retains and transfers such security deposits to the account of Purchaser, Seller shall be reimbursed therefor by Purchaser at such Closing.

10.5.5 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the date of each Closing, Seller will terminate its insurance coverage and Purchaser will affect its own insurance coverage.

10.5.6 Utility/Tax Reimbursements. Notwithstanding Section 10.5.3 above or anything herein to the contrary, all payments received by Purchaser from a tenant under a Lease with respect to any Block or Development Site within a Block after the date of Closing on such Block or such Development Site within a Block in reimbursement of utility charges incurred within the leased premises of such tenant and/or in reimbursement of such tenant’s share of real estate taxes paid by Landlord under such Lease, in each case as attributable to periods prior to the date of Closing on such Block or such Development Site, shall be promptly remitted to Seller, without regard to any other amounts then due to the Purchaser by such tenant.

10.5.7 Closing Statement. Two (2) Business Days prior to each Closing, Seller or its agents or designees will prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (each, a “Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement with respect to the Block or Development Site within a Block which is the subject of such Closing, and such net due amount will be added to or subtracted from the cash balance of the purchase price to be paid to Seller hereunder at such Closing, as applicable. Not later than the date of the sixth (6th) month anniversary of the date of each Closing hereunder, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (each, a “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein with respect to the Block or Development Site within a Block which was the subject of such Closing and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to each Closing Statement as shown in each Final Closing Statement, shall be paid in cash by the party obligated therefor within fifteen (15) Business Days following that party’s receipt of each approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in each Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time such Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in such Final Closing Statement and except for other amounts payable hereunder pursuant to provisions which survive each Closing. Prior to and following the date of each Closing, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Block or Development Site within a Block which is or was the subject of such Closing during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

10.5.8 Survival. The provisions of this Section 10.5 shall survive each Closing hereunder.

ARTICLE 11 DAMAGE AND CONDEMNATION

11.1 Damage. If, prior to the Closing on any Block or any Development Site within a Block, as applicable, all or any portion of that portion of the Property included within such Block or such Development Site within a Block, as applicable, is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage and the amount of insurance proceeds available to repair such damage.

11.1.1 Minor Damage. If (i) the cost for repairing such damage is less than two and one-half percent (2.5%) of the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable (as reasonably determined by Seller), (ii) the insurance proceeds are sufficient to repair the damage in accordance with current building code requirements and (iii) no tenant under any of the Leases has the right to terminate its Lease or the New SAIC Leases remain in full force and effect without any right to terminate as a result of such casualty, then Purchaser shall have the right at the Closing on such Block or such Development Site within a Block, as applicable, to receive all insurance proceeds received by Seller allocated solely to the repair of such damage and an assignment of Seller’s rights to uncollected insurance proceeds which Seller may be entitled to receive that are allocated solely to the mitigation and repair of such damage or to lost rents from and after the date for such Closing arising from such damage on such Block or such Development Site within a Block, and this Agreement shall continue in full force and effect with no reduction in the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable, and Seller shall have no further liability or obligation to repair such damage or to replace the relevant portion of the Property. Seller shall not compromise, settle or adjust any claims to such insurance proceeds without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser.

11.1.2 Major Damage. If (i) the cost for repairing such damage is equal to or greater than two and one-half percent (2.5%) of the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable (as reasonably determined by Seller), (ii) the insurance proceeds are insufficient to repair the damage in accordance with current building code requirements or (iii) one or more tenants under the Leases has the right to terminate its Lease or the New SAIC Leases would not become effective or would be subject to termination as a result of such casualty, then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days after Seller’s notice of damage to Purchaser, either (a) to receive all insurance proceeds received by Seller allocated solely to the mitigation and repair of such damage and an assignment of Seller’s rights to uncollected insurance proceeds which Seller may be entitled to receive that are allocated solely to the mitigation and repair of such damage or to lost rents from and after the date for Closing arising from such damage on such Block or such Development Site within a Block; in which event, the Closing on such Block or such Development Site within a Block shall be postponed as reasonably necessary to allow for the implementation of the provisions of this subsection, this Agreement shall continue in full force and effect with no reduction in the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable, and Seller shall have no further liability or obligation to repair such damage or to replace the relevant portion of the Property; or (b) to terminate this Agreement as to such Block or such Development Site within a Block and all remaining Block(s) and Development Site(s) within a Block(s) for which a Closing has not previously occurred. If Purchaser elects to so terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5) Business Day period of Purchaser’s intention to so terminate this Agreement, then Purchaser shall be deemed to have elected option (a), and Purchaser and Seller shall proceed to Closing on such Block or such Development Site within a Block, as applicable, in accordance with the terms and conditions of this Agreement. If Purchaser elects to proceed under option (a) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser.

11.1.3 Deductible. In connection with any assignment of insurance proceeds under this Section 11.1 with respect to any Block or any Development Site within a Block, as applicable, the purchase price payable hereunder for such Block or such Development Site within a Block, as applicable, shall be reduced by an amount equal to the applicable deductible amount under Seller’s insurance, provided that such deductible credit shall not exceed the difference between (x) the cost to mitigate and repair the damage as of the date Closing on such Block or such Development Site within a Block, as applicable, and (y) the amount of the insurance proceeds to be assigned to Purchaser that are allocated solely to the mitigation and repair of damage.

11.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of that portion of the Property included within any Block or any Development Site within a Block, as applicable, prior to Purchaser’s Closing on such Block or Development Site, Seller shall promptly notify Purchaser thereof. Purchaser shall, subject to the satisfaction of or Purchaser’s written waiver of the conditions precedent set forth in Section 9.1 above, consummate the purchase of the portion of the Property included within such Block or such Development Site within a Block, as applicable, which is the subject of such condemnation, without reduction of the purchase price payable for such Block or such Development Site within a Block, as applicable, within the time frames required under Article 10 hereof and subject the terms of Section 10.1.7; and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser (or credited to the purchase price for such Block or such Development Site within a Block, as applicable, to the extent previously received by Seller) at the Closing on such Block or such Development Site within a Block, as applicable. Purchaser shall have the right to participate with Seller in any discussions with such governmental authority regarding such condemnation, and Seller shall not negotiate any settlement or enter into any agreement with the applicable governmental authority pursuing such condemnation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser.

ARTICLE 12 REMEDIES AND ADDITIONAL COVENANTS

12.1 Seller Default At or Before a Closing. If Seller is in breach or default of any of its obligations or agreements hereunder when performance is required on or prior to the date for Closing on any Block or any Development Site within a Block, as applicable, or if any of the Express Representations should be false in any material respect and Purchaser shall become actually aware of same on or prior to the date for Closing on such Block or such Development Site within a Block, as applicable, and Purchaser shall not have waived its claims with regard to same pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the date for Closing on such Block or such Development Site within a Block, as applicable, and Seller shall have ten (10) days from the date of receipt of such notice to cure such breach or default and the date for Closing on such Block or such Development Site within a Block, as applicable, shall be extended accordingly. If Seller fails to cure such breach or default within such ten (10) day cure period or if Seller fails to proceed to Closing on any Block or any Development Site within a Block, as applicable, in accordance with the terms of this Agreement, Seller shall be in default and no further notice of default or cure period shall be required or applicable, in which case Purchaser shall have the right to (i) terminate this Agreement as to such Block or such Development Site within a Block and all remaining Block(s) and Development Site(s) within a Block(s) for which a Closing has not previously occurred by sending written notice thereof to Seller and the Escrow Agent, in which event the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be returned to Purchaser and, so long as such termination resulted from a default by Seller, Purchaser shall be entitled to recover from Seller all of Purchaser’s actual (and reasonable) out-of-pocket fees, costs and expenses paid to unaffiliated third parties and incurred in connection with the negotiation of this Agreement and the other agreements contemplated herein (including reasonable attorneys’ fees), Purchaser’s due diligence with respect to any portions of the Property for which a Closing has not previously occurred, Purchaser’s efforts to obtain the Development Approvals and all related approvals and/or otherwise in connection with the transaction contemplated by this Agreement (“Pursuit Costs”), in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00), whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, or (ii) attempt to enforce its rights under this Agreement by specific performance, to the extent practicable, in which case Purchaser shall file and serve such action on Seller within one sixty (60) days after Purchaser obtains knowledge of the Seller default (and Purchaser shall be deemed to have elected option (i) above to terminate this Agreement if Purchaser fails to file and serve an action for specific performance on Seller within such sixty (60) day period) and if specific performance is granted, then the parties shall be bound by the applicable court order. If specific performance is not available to Purchaser solely due to Seller’s actions, then, notwithstanding anything to the contrary set forth herein, Purchaser may seek any and all other remedies available at law or in equity against Seller, including, without limitation, suing for consequential damages. If Seller is notified of a material inaccuracy in any of its Express Representations on or prior to the date for Closing on any Block or any Development Site within a Block, as applicable, and if Seller fails to cure such breach within the ten (10) day period after Purchaser’s notice thereof (as provided in the first sentence of this Section 12.1), then Purchaser’s sole remedy shall be the right to terminate this Agreement as to such Block or such Development Site within a Block and all remaining Block(s) and Development Site(s) within a Block(s) for which a Closing has not previously occurred and recover its Deposit (or any remaining portion thereof as provided hereinabove) and Pursuit Costs, as stated above in this Section 12.1 or if such breach is curable by Seller and was caused by Seller’s acts or omissions, Purchaser may seek specific performance in the same manner as stated above in this Section 12.1. Except for Purchaser’s recovery of Pursuit Costs and except in the situation in which specific performance is not available solely due to Seller’s actions as provided above, in no case shall Purchaser seek, or Seller be liable for, any damages to Purchaser, including, without limitation, punitive or consequential damages.

12.2 Seller Default After a Closing. If Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing with respect to any Block or any Development Site within a Block, as applicable, when performance is required or if any of the Express Representations should be false in any material respect and Purchaser shall first become actually aware of same after the Closing on any Block or any Development Site within a Block, as applicable, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default and Seller shall have thirty (30) days from the date of receipt of such notice to cure such breach or default. If Seller fails to cure such breach or default within such thirty (30) day period, and the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00) (the “Floor”), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages under this Section in an aggregate amount in excess of One Million and 00/100 Dollars ($1,000,0000), and (ii) if Purchaser has actual knowledge of a default or breach of an Express Representation by Seller on the date of Closing with respect to any Block or any Development Site within a Block, as applicable, and Purchaser elects to proceed with the Closing on such Block or such Development Site within a Block, as applicable, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default. Notwithstanding anything to the contrary set forth above, such cap on Seller’s liability shall not apply to any breach or default by Seller of any of its obligations under any other agreements entered into by and between Seller and Purchaser (or its affiliate) at the Closing on any Block or any Development Site within a Block, as applicable, in accordance with the terms of this Agreement, which agreements shall be subject to their own respective default and remedies sections.

12.3 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of any portion of the Property included within any Block or any Development Site within a Block, as applicable, if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to perform any of its covenants in any material respect in accordance with the terms of this Agreement at or before the date for Closing on any Block or any Development Site within a Block, as applicable, and Seller does not waive the same, then Seller shall give Purchaser written notice of such breach or default on or prior to the date for Closing on such Block or such Development Site within a Block, as applicable, and Purchaser shall have ten (10) days from the date of receipt of such notice to cure such breach or default and the date for Closing on such Block or such Development Site within a Block, as applicable, shall be extended accordingly. If Purchaser fails to cure such breach or default within such ten (10) day cure period or if Purchaser fails to consummate the purchase of any portion of the Property included within any Block or any Development Site within a Block, as applicable, on the date for Closing on such Block or such Development Site within a Block, as applicable, as said date may be so extended, then Purchaser shall be in default and no further notice or cure period need be given. Upon the occurrence of any default and the expiration of any applicable notice and cure period, Seller shall be entitled to terminate this Agreement as to such Block or such Development Site within a Block and all remaining Block(s) and Development Site(s) within a Block(s) for which a Closing has not previously occurred by giving written notice thereof to Purchaser prior to or at the Closing (as extended) for such Block or such Development Site within a Block, as applicable, in which event the Deposit (or, to the extent any portion of the Deposit has previously been delivered to Seller in accordance with the terms of Section 3.2.4 above, any remaining portion of the Deposit) shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit (or any remaining portion thereof) to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination. Notwithstanding anything contained in this Section 12.3 to the contrary, with respect to Purchaser’s obligations under Sections 3.1.5, 6.1.2, 6.1.4, 7.4, 10.5, 12.4, 13.2 and 16.16 hereof, in the event of a breach or default by Purchaser of such obligations, Seller shall be entitled to pursue any and all rights and remedies available to Seller at law or in equity (except for claims seeking indirect, consequential or punitive damages) as a result of such breach or default by Purchaser.

12.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever and, if the default is a default by Seller and Purchaser does not invoke its right to seek specific performance, then Purchaser shall promptly thereafter deliver to Seller all Property Information provided to Purchaser by Seller with respect to any Blocks or Development Sites with a Block which have not previously been acquired by Purchaser, including copies thereof in any form whatsoever, including electronic form, excluding any confidential or proprietary information or financial modeling. Notwithstanding the foregoing, Purchaser shall not be obligated to return anything that is already in the public domain or available to Purchaser from any other source (other than by reason of a breach by Purchaser of its confidentiality obligations under Section 16.16) and any information that Purchaser, because of legal or regulatory requirements, is required to retain; in that latter event, Purchaser shall advise Seller in writing of which of the materials Purchaser is required to retain. The obligations of Purchaser under this Section 12.4 shall survive any termination of this Agreement.

ARTICLE 13 BROKERAGE COMMISSION

13.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with the transactions contemplated by this Agreement, except for JM Zell Partners, Ltd. (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transactions contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with the transactions contemplated by this Agreement and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transactions contemplated hereby.

13.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 13. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 13.2 shall survive each Closing hereunder or earlier termination of this Agreement.

ARTICLE 14 NOTICES

14.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

14.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by UPS, FedEx or a similar nationally recognized overnight courier service, (iv) by facsimile with a confirmation copy delivered by another method set forth in this Section, or (v) by electronic mail with a confirmation copy delivered by another method set forth in this Section. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

14.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:

Campus Point Realty Corporation

c/o Science Applications International Corporation

10260 Campus Point Drive, Mail Stop H-4

San Diego, CA 92121

Fax: (858) 826-4824

Attn: Ms. Bari Berkman

Electronic mail: Bari.L.Berkman@saic.com

With copy to:

McGuireWoods LLP

1750 Tysons Boulevard, Suite 1800

Tysons Corner, VA 22102

Attn: Jonathan P. Rak, Esq.

Fax: (703) 712-5231

Electronic mail: jrak@mcguirewoods.com

As to Purchaser:

MRP-I ACQUISITION A, L.L.C.

C/O The Meridian Group

3 Bethesda Metro Center, Suite 610

Bethesda, MD 20814

Attention: Gary E. Block

Fax: (301) 718-9444

Electronic mail: garyblock@tmgdc.com

With a copy to:

Katten Muchin Rosenman LLP

2900 K Street, NW

North Tower, Suite 200

Washington, DC 20007

Attention: Bruce Kosub

Fax: (202) 339-8294

Electronic mail: bruce.kosub@kattenlaw.com

As to Escrow Agent:

Terra Nova Title and Settlement Services

1725 DeSales Street NW, Suite 401

Washington DC 20036

Attn: Christopher R. Clarke

Fax: (202) 331-0905

Electronic mail: cclarke@tnovatitle.com

Either party may from time to time by written notice to the other party designate a different address for notices.

ARTICLE 15 ASSIGNMENT

Except as otherwise expressly set forth herein, neither Seller nor Purchaser may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent may be granted or withheld by such other party in its sole and absolute discretion. Notwithstanding the foregoing, Purchaser may, without Seller’s prior consent, assign this Agreement in its entirety to any entity controlled by, controlling or under common control with Purchaser at any time. In addition, Purchaser may assign its interest in this Agreement with respect to one or more Blocks or Development Sites within a Block to a third party at the time of a Closing or may designate a third party as the designee taking title and otherwise acquiring the Property relating to the Block or Blocks and Development Site or Development Sites therein at such Closing, in each case without Seller’s prior consent. Purchaser shall provide Seller with written notice of any such assignment or designation at least five (5) Business Days prior to Closing, together with an executed customary form of assignment and assumption agreement related to such assignment and assumption, if applicable. In addition, after each Closing, Purchaser may assign its interest in this Agreement with respect to the Block or the Development Site within a Block which was the subject of such Closing to any third party.

ARTICLE 16 MISCELLANEOUS

16.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

16.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

16.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

16.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

16.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

16.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the Commonwealth of Virginia (without reference to conflicts of laws principles). Any legal action or proceeding arising out of or relating to this Agreement shall only be brought in the state courts of the Commonwealth of Virginia or the United States District Court for the Eastern District of Virginia.

16.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

16.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

16.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the portion of the Property included within each Block and each Development Site within a Block, as applicable, and Purchaser’s obligation to pay the purchase price payable hereunder with respect to each Block and each Development Site within a Block, as applicable, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

16.10 Business Days. “Business Day” means any day on which business is generally transacted by banks in the District of Columbia. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

16.11 Intentionally Omitted.

16.12 Press Releases. Prior to the Closing on any Block or any Development Site within a Block, as applicable, any release to the public of information with respect to the matters set forth in this Agreement with respect to such Block or such Development Site within a Block, as applicable, will be made only in the form approved by Purchaser and Seller and their respective counsel.

16.13 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action. The term “prevailing party, as used herein includes, without limitation, a party: (a) who agrees to dismiss a dispute on the other party’s performance of the covenants allegedly breached, (b) who obtains substantially the relief it has sought, or (c) against whom a dispute is dismissed (with or without prejudice). In addition to the foregoing, the prevailing party in any dispute shall be entitled to the payment by the losing party of the prevailing party’s reasonable attorneys’ fees, court costs and litigation expenses incurred in connection with (a) any appellate review of the judgment rendered in such dispute or of any other ruling in such dispute, and (b) any proceeding to enforce a judgment in such dispute. It is the intent of the parties that the provisions of this Section be distinct and severable from the other rights of the parties under this Agreement, shall survive the entry of judgment in any dispute and shall not be merged into such judgment.

16.14 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.

16.15 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY OR ANY PORTION THEREOF, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY OR ANY PORTION THEREOF.

16.16 Confidentiality

16.16.1 Except as provided otherwise in this Section 16.16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law or which is recommended in good faith by counsel to such other party or which is appropriate in any dispute resolution between the parties.

16.16.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, potential lenders, potential purchasers, and potential tenants, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s Representatives and to Purchaser’s potential investors, purchasers, tenants and lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 16.16. The aforementioned shall not preclude the disclosure to potential investors or lenders of the proposed purchase price payable hereunder for the portion of the Property included within any Block or any Development Site within a Block, as applicable, the net operating income of the portion of the Property included within any Block or any Development Site within a Block, as applicable, and the approximate rate of return on the investment with respect to any portion of the Property included within any Block or any Development Site within a Block, as applicable.

16.16.3 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 16.16.

16.16.4 Notwithstanding any other provision of this Agreement, the provisions of this Section 16.16 shall survive the termination of this Agreement and shall survive the Closing with respect to any Block or any Development Site within a Block, as applicable, for one (1) year following the date of such Closing.

16.17 Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the Commonwealth of Virginia in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Commonwealth of Virginia and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement shall be instituted only in the Circuit Court for Fairfax County,

Virginia, or the United States District Court for the Eastern District of Virginia, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 16.17 shall survive each Closing hereunder or the termination hereof.

16.18 Exculpation.

16.18.1 Purchaser agrees that it does not have and will not have any claims or causes of action against Seller Knowledge Individuals or any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby, unless and except to the extent otherwise provided in a separate written agreement between Purchaser and any of Seller’s Affiliates. Purchaser agrees to look solely to Seller and its assets for satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Subject to the foregoing, but without limiting the generality of the foregoing provisions of this Section, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive the termination of this Agreement and each Closing hereunder.

16.18.2 Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby, unless and except to the extent otherwise provided in a separate written agreement between Seller and any of Purchaser’s Affiliates. Seller agrees to look solely to the Deposit before consummation of the last Closing hereunder and to Purchaser and its assets after consummation of the last Closing hereunder for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Subject to the foregoing, but without limiting the generality of the foregoing provisions of this Section, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchaser’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive the termination of this Agreement and each Closing hereunder.

16.19 Exclusivity. While this Agreement is in effect, Seller shall not make, accept, solicit or entertain any other offer for the sale, joint venture or financing of the Property or any part thereof, and Seller shall instruct Seller’s Broker not to engage in any discussions or negotiation with any third party, whether or not binding, that could be deemed a precursor to negotiations with Seller.

16.20 Recording. Purchaser may elect, at its sole cost and expense, to prepare and record in the appropriate land records for the County a memorandum of this Agreement in form and substance reasonably acceptable to Purchaser and Seller. If Purchaser elects to prepare and record a memorandum of this Agreement in the appropriate land records for the County and this Agreement is subsequently terminated prior to Purchaser acquiring all of the Blocks and all of the Development Sites within such Blocks in accordance with the terms of this Agreement, Purchaser shall, at its sole cost and expense, prepare and record in the appropriate land records for the County a termination of the memorandum of this Agreement previously recorded by Purchaser.

16.21 Contingencies. The respective obligations of Seller and Purchaser set forth in this Agreement are expressly made contingent upon Seller and Purchaser agreeing upon the final form of the New SAIC Leases, the SAIC Declaration, the Block F Parking Easement and the Block E Easement and Block E Easement Area (the “Ancillary Document Contingency”). In the event the Ancillary Document Contingency is not satisfied on or before the end of the Study Period and Seller and Purchaser have not mutually agreed to either extend the Study Period for satisfying such contingency or to waive such contingency, either party may terminate this Agreement upon written notice to the other given any time prior to the satisfaction of such contingency so long as the terminating party was acting in good faith and in a reasonable manner in connection with satisfying the Ancillary Document Contingency. In the event either Seller or Purchaser elects to terminate this Agreement as provided in this Section 16.21, this Agreement shall terminate as of the date of such party’s notice of termination hereunder to the other party, and neither party shall have any further rights or obligations hereunder except for any rights or obligations of a party hereunder that expressly survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

CAMPUS POINT REALTY CORPORATION, a California corporation

By:	/s/ Frederick R. Hazard
Name:	Frederick R. Hazard
Title:	Chief Executive Officer

PURCHASER:

MRP-I ACQUISITION A, L.L.C., a Delaware limited liability company

By:	MRP-I Acquisition A REIT, L.L.C., a Delaware limited liability company, as its manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership, as its manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company, as its general partner

			By:	/s/ Gary Block
			Name:	Gary Block
			Title:	Managing Director

JOINDER TO PURCHASE AND SALE AGREEMENT

The undersigned, Science Applications International Corporation, a Delaware corporation, is executing this Joinder to confirm its agreement to execute and deliver the New SAIC Leases at the Closing of Block F, as provided in Section 6.3 of this Agreement, and for no other purpose.

SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION, a Delaware corporation

By:	/s/ Frederick R. Hazard
Name:	Frederick R. Hazard
Title:	Senior Vice President for Corporate Real Estate
Date:	May 3, 2013

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